UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Fuel Tech, Inc.
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FUEL TECH, INC.

27601 Bella Vista Parkway

Warrenville, Illinois 60555

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held May 22, 2014

To the Stockholders of Fuel Tech, Inc.:

The annual meeting of stockholders of Fuel Tech, Inc., a Delaware corporation (Fuel Tech), will be held Thursday, May 22, 2014, at 10:00 a.m. local time at the offices of Fuel Tech, Inc., 27601 Bella Vista Parkway, Warrenville, Illinois 60555 (Annual Meeting), to consider and vote on the following items, each of which is explained in the attached proxy statement (Proxy Statement). We have enclosed a proxy card or a voting instruction form for your use in voting.

1.	To elect eight directors;

2.	To approve the Fuel Tech, Inc. 2014 Long-Term Incentive Plan;

3.	To ratify the appointment of McGladrey LLP as Fuel Tech’s independent registered public accounting firm;

4.	To conduct an advisory vote on executive compensation; and

5.	To transact any other business that may properly come before the meeting or at any adjournment thereof.

Only stockholders of record at the close of business on March 26, 2014 are entitled to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available ten days before the meeting for examination by any stockholder, for any purpose relevant to the meeting, during ordinary business hours at 27601 Bella Vista Parkway, Warrenville, Illinois 60555. That list will also be available for inspection at the Annual Meeting.

Fuel Tech’s Annual Report on Form 10-K for the year ended December 31, 2013 (referred to in this proxy statement as the “Annual Report on Form 10-K”) is enclosed with this Notice of Annual Meeting and Proxy Statement.

FUEL TECH, INC.

Albert G. Grigonis

Secretary

March [—], 2014

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

For Internet or telephone voting, please refer to the instructions on the proxy card or voting instruction form.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Annual Meeting to be Held on May 22, 2014. Fuel Tech’s Proxy Statement and Annual Report to Stockholders are available at: www.envisionreports.com/ftek.

This Proxy Statement contains “forward-looking statements” as defined in Section 21E of the Securities Exchange Act of 1934, as amended, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and reflect Fuel Tech’s current expectations regarding future growth, results of operations, cash flows, performance and business prospects, and opportunities, as well as assumptions made by, and information currently available to, our management. Fuel Tech has tried to identify forward-looking statements by using words such as “anticipate,” “believe,” “plan,” “expect,” “estimate,” “intend,” “will,” and similar expressions, but these words are not the exclusive means of identifying forward-looking statements. These statements are based on information currently available to Fuel Tech and are subject to various risks, uncertainties, and other factors, including, but not limited to, those discussed in Fuel Tech’s Annual Report on Form 10-K in Item 1A under the caption “Risk Factors,” which could cause Fuel Tech’s actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Fuel Tech undertakes no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, or changed circumstances or for any other reason. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those detailed in Fuel Tech’s filings with the Securities and Exchange Commission.

FUEL TECH, INC.

Proxy Statement

FUEL TECH ANNUAL MEETING

The Meeting

The Board of Directors (“Board”) of Fuel Tech, Inc., a Delaware corporation (Company or Fuel Tech), is soliciting your votes on the enclosed form of proxy. The proxy is for use in voting your Fuel Tech shares at the 2014 annual meeting of stockholders (Annual Meeting). Any one of the persons you appoint on the form of proxy will be your representative to vote your shares at the Annual Meeting according to your instructions. The Annual Meeting will be at the offices of Fuel Tech, 27601 Bella Vista Parkway, Warrenville, Illinois 60555 on Thursday, May 22, 2014, at 10:00 a.m. local time. The proxy may also be used at an adjournment of the Annual Meeting.

Shares Eligible to Vote; Quorum

The record date for the Annual Meeting is March 26, 2014. You may vote at the Annual Meeting in person or by a proxy, but only if you were a stockholder of Fuel Tech common stock (Common Stock) at the close of business on the record date. At the record date, according to the records of Computershare Shareowner Services LLC (Computershare), Fuel Tech’s transfer agent, Fuel Tech had [—] shares of Common Stock outstanding, which represents the total number of shares of Common Stock that stockholders may vote at the Annual Meeting. You may cast one vote for each share you hold. You may also vote via telephone or the Internet according to the instructions on the proxy card or the voting instruction form enclosed. Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the Annual Meeting. You may revoke a proxy by delivering a signed statement to Fuel Tech’s Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by mail, Internet, telephone, or in person at the Annual Meeting, another proxy dated as of a later date.

The quorum for the Annual Meeting, i.e., the number of shares of Common Stock that must be present in order to have a legally constituted meeting of stockholders, is one-third of the number of shares of Common Stock entitled to vote, or [—] shares of Common Stock.

The Form of Proxy; Revocability; Voting

You may appoint a proxy, or representative, at the Annual Meeting other than the persons named in Fuel Tech’s enclosed form of proxy. If you do wish to appoint some other person, who need not be a stockholder, you may do so by completing another form of proxy for use at the Annual Meeting. Completed forms of proxy should be mailed promptly to Computershare in the enclosed return envelope.

You may revoke your proxy at any time before it is voted, including at the Annual Meeting. If you sign and send a proxy to Computershare, or send a proxy by the Internet or telephonically, and do not revoke it, the proxy holders will vote the shares of Common Stock it represents at the Annual Meeting in accordance with your instructions. Abstentions and broker non-votes are counted as present in determining whether there is a quorum, but are not counted in the calculation of the vote. If the proxy is signed and returned without specifying choices, the shares of Common Stock will be voted in favor of each item on the agenda in accordance with the recommendations of the Board.

Proxy Solicitation; Distribution

Directors and executive officers of Fuel Tech may solicit stockholders’ proxies by mail, telephone or facsimile. Fuel Tech will bear the cost of proxy solicitation, if any.

Fuel Tech first distributed this Proxy Statement and the accompanying Annual Report to Stockholders on or about April [—], 2014.

AGENDA ITEM NO. 1 ELECTION OF DIRECTORS

The Nominees

We are asking you to vote for the election of eight nominees as directors of Fuel Tech. The nominees were recommended by the Nominating and Corporate Governance Committee of the Board. The term of office of each director is until the next annual meeting or until a successor is duly elected or if before then a director resigns, retires or is removed by the stockholders. The nominees are Douglas G. Bailey, Miguel Espinosa, W. Grant Gregory, Thomas L. Jones, George F. MacCormack, Thomas S. Shaw, Jr., Delbert L. Williamson, and Dennis L. Zeitler.

In the opinion of the Board, with the exception of Mr. Bailey, all director nominees satisfy the independence requirements of NASD Rule 5605(a)(2). Detail concerning directors’ compensation is set out below under the captions “Executive Compensation” and “Director Compensation.” The following table sets forth certain additional information with respect to the nominees.

Name	Age	Director Since
Douglas G. Bailey	63	1998
Miguel Espinosa	72	2002
W. Grant Gregory	73	2011
Thomas L. Jones	62	2005
George F. MacCormack	70	2011
Thomas S. Shaw, Jr.	66	2001
Delbert L. Williamson	75	2008
Dennis L. Zeitler	65	2013

Each of the nominees identified above are the nominees of the Board for election as directors at the Annual Meeting. Biographical information, including qualifications, regarding each of the nominees is set forth below.

Availability

The nominees have all consented to stand for election and to serve, if elected. Should one or more of these nominees become unavailable or decline to accept election, votes will be cast for a substitute nominee, if any, designated by the Board on recommendation of the Nominating and Corporate Governance Committee. If no substitute nominee is designated prior to the Annual Meeting, the individuals named as proxies on the enclosed proxy card will exercise their discretion in voting the shares of Common Stock that they represent. That discretion may also include reducing the size of the Board and not electing a substitute.

Plurality Voting

A motion will be made at the Annual Meeting for the election as directors of the eight nominees. Under Delaware law and Fuel Tech’s By-Laws, a vote for a plurality of the shares of Common Stock voting is required for the election of directors. Under plurality voting, directors who receive the most “for” votes are elected; there is no “against” option, and votes that are “withheld” or simply not cast are disregarded in the count. If a nominee receives a plurality of votes but does not, however, receive a majority of votes, that fact will be considered by the Nominating and Corporate Governance Committee in any future decision on nominations.

The affirmative vote of a plurality of the votes cast is required for the election of directors. The Board recommends a vote FOR each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS OF FUEL TECH

Biographical information is presented below concerning Fuel Tech’s directors and the “Named Executive Officers” (or NEOs) as described below. Messrs. V.J. Arnone, D.G. Bailey, D.S. Collins and R.E. Puissant are the Executive Officers of the Company. In addition, Mr. A.G. Grigonis, is a Named Executive Officer based on 2013 compensation. Each of the Company’s Executive Officers is also a NEO. Information about each NEO is provided below in the NEO section.

Directors

Douglas G. Bailey has been President and Chief Executive Officer of Fuel Tech since April 2010, Chairman of the Board of Fuel Tech since January 2010, director of Fuel Tech since April 1998 and was Deputy Chairman from 2002 through December 2009. He also previously served as an employee of Fuel Tech from January 1, 2004 through December 31, 2009. Mr. Bailey has been the President of American Bailey Corporation (ABC), a closely held private equity firm, since 1984 and its Chief Executive Officer (CEO) since 1996.

Mr. Bailey, as President and Chief Executive Officer of Fuel Tech, has management responsibility for the strategic, operational and management performance of the Company. His responsibility for running Fuel Tech, with both U.S. and international operations, gives Mr. Bailey front-line exposure to many of the issues facing U.S. public companies, particularly on the strategic, operational, financial, human resource, corporate governance, and compliance fronts. Mr. Bailey’s ongoing experience informs his judgment and participation as a member of Fuel Tech’s Board. His early career began as an engineer with Foster-Miller, Inc. and at Corning, Inc., in a variety of manufacturing and marketing positions. During his subsequent business career, following the founding of ABC, Mr. Bailey, in addition to being ABC’s CEO, served as the CEO of a number of its affiliated companies, bringing to the Fuel Tech Board management ability at senior and executive management levels in a variety of industrial markets. Over the span of 30 years, Mr. Bailey has provided board service to a number of other companies including, from 2001, serving as a director and chairman of the compensation committee for Endocyte, Inc., a public biotechnology company, along with being a member of its nominating and corporate governance committee. He also has previous service on the audit committee and as chairman of the compensation committee for Atlantis Components, Inc. This gives him a broad based understanding of the role of a board of directors and its committees, and positions him well to serve as Fuel Tech’s Chairman of the Board.

Miguel Espinosa has been a director of Fuel Tech since 2002, and has been President and Chief Executive Officer of The Riverview Group, LLC, a financial consulting company, since 2001. He is a retired Treasurer of Conoco Inc. He was a member of the Board of Directors of the Electric Reliability Council of Texas from 2003 to 2011, serving as Vice Chair of the Finance and Audit Committee and as a member of its Nominating Committee.

Mr. Espinosa brings to the Board senior and executive management finance operations experience acquired over a 35 year career with Conoco Inc., a Fortune 25 integrated petroleum company with worldwide operations. His career there covered a span of different assignments in Conoco’s U.S. and international operations with ever increasing responsibilities including as Treasurer for European Operations, Assistant Treasurer, and, ultimately, as Treasurer for that company. These senior and executive management positions provided Mr. Espinosa experience in a variety of U.S. and international business operation contexts including dealing with accounting principles and financial reporting rules and regulations, evaluating financial results, and raising in excess of $10 billion in capital while also maintaining operational responsibility for a large number of financial professionals worldwide. The depth and breadth of Mr. Espinosa’s experiential exposure to complex financial and accounting matters makes him a skilled advisor for Fuel Tech’s Board. In addition, Mr. Espinosa brings corporate governance skills beyond the finance area through his service for the Board of Directors of the Electric Reliability Council of Texas as Vice Chair of its Finance and Audit Committee and as a member of its Nominating Committee.

W. Grant Gregory has been a director of Fuel Tech since August 2011. He currently is also director of Energy Corporation of America. Mr. Gregory also has served as Chairman of Gregory & Hoenemeyer, Inc., a merchant banking firm, since 1988. Mr. Gregory retired as chairman of the board after completing 24 years with Touche Ross & Co., now Deloitte & Touche. In that role, he led global teams in a wide range of industries and countries while servicing the firm’s 100 largest clients. He played a leadership role in the opening of the firm’s first office in the PRC in Beijing and served as an Advisor to the Ministry of Finance for the early Joint Ventures, where he was instrumental in creating the first U.S. Financial Reporting and Accounting courses. Mr. Gregory graduated with distinction from the University of Nebraska, where he was later awarded an Honorary Doctorate of Humane Letters, as well as The Builder Award, the University’s highest non-academic recognition. He has completed advanced management courses at Harvard University’s Graduate School of Business, at New York University, and attended the Air Force War College.

As an authority on corporate governance, audit committees and compensation committees, as well as on mergers and acquisitions and tax policy, Mr. Gregory has served successfully in numerous leadership roles as chairman of the board, CEO, merchant banker and director of public, private and non-profit corporations. His extensive experience, coupled with his knowledge of the China markets, provides the Board an expanded knowledge base that can benefit the Board in its deliberations.

Thomas L. Jones has been a director of Fuel Tech since 2005, and has been a Managing Director of Alvarez & Marsal, Inc. (A&M), a global performance improvement, turnaround management and business consulting firm, since October 2008. At A&M, Mr. Jones was co-head of A&M matters in Asia and was responsible for resolving the Lehman Asia bankruptcy from 2008-12. Previously, he had been Managing Director and Board Member of Trinsum Group since September 2006; a Senior Advisor at Credit Suisse First Boston since 2003 and Managing Director in the Telecommunications Group of that company since 2000. Prior to those positions, Mr. Jones had been a Managing Director at Salomon Smith Barney and J.P. Morgan & Co., Inc., where he was Head of the Corporate Bank, a member of the Credit Policy Committee, and head of the telecom, media, high tech, and aerospace/defense groups. In 2013, Mr. Jones became a director of CamPlex, LLC a private company in the medical device sector.

Mr. Jones brings to the Fuel Tech Board over 30 years of experience in investment banking and mergers and acquisitions. He began his career in 1977 in corporate finance and throughout his career in his various positions and assignments had responsibilities related to a variety of industries including high tech, telecommunications, media and aerospace defense. Mr. Jones’ positions have provided him with knowledge in dealing with complex financial and operational issues, accounting, financial reporting rules and regulations, and evaluating financial results and performance/risk business models pertaining to a number of business firms both in the U.S. and abroad. This experience makes Mr. Jones a valued advisor to Fuel Tech’s Board as it considers various strategies and operational issues related to growing the Company.

George F. MacCormack has been a director of Fuel Tech since August 2011. Mr. MacCormack is a retired Group Vice President, Dupont Company, Wilmington, Delaware, a position he held from 1999 through 2003. He was previously Vice President and General Manager (1998), White Pigments & Mineral Products Strategic Business Unit and Vice President and General Manager (1995), Specialty Chemicals Strategic Business Unit for Dupont. Mr. MacCormack also serves as a director of Pepco Holdings, Inc. a position he has held since August 2002. He was previously a director of Conectiv Energy from 2000 until it merged with Pepco on August 1, 2002.

Mr. MacCormack’s qualifications include his insights as a former senior officer who held leadership roles over his career in technology, manufacturing, sales, business and mergers and acquisitions in a large publicly held corporation. As Group Vice President, Mr. MacCormack had corporate oversight responsibility for 12,000 employees and a $6 billion revenue portfolio of capital and energy intensive global Strategic Business Units. He also had oversight and governance responsibility as Chairman/Vice Chairman of the board for several major joint ventures with international partners. Over the last 12 years of his Dupont career, Mr. MacCormack was the lead executive on the successful divestiture of several significant chemical businesses. His broad experience in many different businesses, countries, technologies and cultures should provide perspectives and insights to support the success of Fuel Tech.

Thomas S. Shaw, Jr. has been a director of Fuel Tech since 2001 and Lead Director since February 2011. In September 2010 Mr. Shaw was elected to serve as Vice Chairman and as a member of the compensation committee of the Board of Trustees of Wilmington University; in addition to continuing as a Trustee, Treasurer and Chairman of the Finance and Audit Committee of Wilmington University. In June 2010 he was appointed to the Delaware Board of Pension Trustees for a term of four years. Mr. Shaw retired in September 2007 from his position as Executive Vice President and Chief Operating Officer of Pepco Holdings, Inc.

With 36 years of managerial experience in the utility industry with Pepco Holdings, Inc. and two of its predecessor companies — Delmarva Power and Conectiv, Mr. Shaw brings to the Fuel Tech Board demonstrated managerial experience at senior and executive levels that includes over 30 years of responsibility for the management, operation, maintenance, engineering and construction of fossil fueled electricity generating plants and their related equipment. He held a variety of positions with the Pepco companies including Power Plant Engineer, Plant Superintendent/Manager, General Manager of Production, Vice President of Production, and President and Chief Operating Officer. Mr. Shaw’s experiential base provides Fuel Tech’s Board with a broad based viewpoint from a utility customer perspective. In addition, during the last 17 years of his career, Mr. Shaw was also responsible for the management and oversight of numerous unregulated, non-utility businesses, including serving as the initial President of Conectiv Energy, the power generation and trading subsidiary of Pepco Holdings, Inc. This business experience has provided Mr. Shaw insights into the operational requirements of a large company and more specifically, a utility, in an array of areas including finance, commercial transactions, corporate governance, executive compensation, human resource matters, merger and acquisition activities, and environmental regulations, all of which makes him a skilled advisor to the Fuel Tech Board.

Delbert L. Williamson has been a director of Fuel Tech since 2008. Mr. Williamson retired in 2004 as President, Global Commercial Operations, GE Energy, Inc. (GE Energy). Prior thereto he held a number of executive positions at General Electric Company (GE), his employer for 45 years. He also served as a consultant to Black and Veatch, Inc. from January 2004 to August 2011. Mr. Williamson also served on the electric Power Research Institute Advisory Board from December 2006 to December 2010.

During his career with GE, Mr. Williamson held numerous marketing, sales, strategy development and senior general management and executive positions in that company’s Energy Infrastructure, Specialty Materials, and International operations. As President, Commercial Operations of GE Energy, Mr. Williamson was responsible for an organization of 1900 employees worldwide with an annual revenue budget of $25 billion whose business focused on the construction and services associated with power generation equipment projects ranging from nuclear, fossil, solar to wind. As an officer of GE, Mr. Williamson dealt directly with executives throughout the global energy industry and the international banking community, and the governments of many countries including the U.S. government, People’s Republic of China, India, Russia and Saudi Arabia related to GE projects. With his knowledge of complex business issues facing global power generation companies and his understanding of what makes energy-related businesses work effectively and efficiently in domestic and international markets, Mr. Williamson provides valuable judgment and participation to Fuel Tech’s Board.

Dennis L. Zeitler has been a director of Fuel Tech since 2013. Mr. Dennis L. Zeitler served as Senior Vice President and Special Advisor of Mine Safety Appliances Co. from September 4, 2013 to January 1, 2014. Mr. Zeitler served as Senior Vice President, Chief Financial Officer and Treasurer of Mine Safety Appliances Co. from June 2007 to September 4, 2013. In his tenure at MSA, Mr. Zeitler held ever increasing positions of responsibility. His earlier positions included Treasurer; Assistant Treasurer; and Manager, Financial Services (1989-1998), Vice President and Treasurer (1998-2000), and Vice President, Chief Financial Officer and Treasurer (2000-2007).

Mr. Zeitler is a highly accomplished Chief Financial Officer and executive manager, serving as MSA’s Chief Financial Officer and Treasurer for thirteen years. MSA is a global leader in the development, manufacture and supply of products that protect people’s health and safety. Mr. Zeitler has a deep understanding of all aspects of global finance for a publicly traded company. During his career with MSA, its global sales volume dramatically increased and the number of countries in which MSA operated in expanded substantially. This provided Mr. Zeitler a sophisticated experiential knowledge base regarding financial and Treasury operations and business requirements in a broad array of markets and countries worldwide. In addition to his duties as Chief Financial Officer for MSA, Mr. Zeitler led MSA’s Global Pricing Strategy and Business Development teams, devising and implementing global strategies across all of MSA’s operating elements. He has significant experience dealing with the issues of growing businesses around the world. These experiences and qualifications make Mr. Zeitler an excellent addition to the Fuel Tech Board to help inform the Board’s judgment in these areas.

Named Executive Officers

Vincent J. Arnone, 50, has been Executive Vice President and Chief Operating Officer since January 2014; previously he had been Executive Vice President, Worldwide Operations since September 2010; an Executive Consultant to Fuel Tech since June 2008; Senior Vice President, Treasurer and Chief Financial Officer of Fuel Tech since February 2006; Vice President, Treasurer and Chief Financial Officer since December, 2003; and Controller since May, 1999.

Douglas G. Bailey, See director entry above.

David S. Collins, 49, has been Senior Vice President, Chief Financial Officer and Treasurer of Fuel Tech since August 2010. From 2006 to 2010 Mr. Collins was Audit Partner with Grant Thornton LLP, and from 2005 to 2006 was Audit Partner with Larson, Allen, Weishair & Co., LLP .

Albert G. Grigonis, 63, has been Senior Vice President, General Counsel and Secretary of Fuel Tech since January 2011; previously he was Vice President, General Counsel and Secretary of Fuel Tech from December 2008; Assistant General Counsel from July 2008 and Corporate Counsel since 2003.

Robert E. Puissant, 61, has been Executive Vice President, Marketing and Sales since August 2009; previously he was President of We Enable LLC from July 2008; Executive Vice President, Strategy & Business Development for School Specialty Inc. from 2003 to 2008; and Senior Vice President, Customer Analysis and Planning and Senior Vice President, Marketing and Strategic Planning at Wisconsin Energy Corporation from 1998.

There are no family relationships between any of the directors or executive officers.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT

The following table sets forth information regarding the beneficial ownership of Common Stock known to Fuel Tech as of March 10, 2014 by (i) each person known to own beneficially more than five percent of the outstanding Common Stock; (ii) each director or nominee of Fuel Tech; (iii) each of Fuel Tech’s Named Executive Officers; and (iv) all directors and all officers as a group.

Name and Address(1)	No. of Shares	Percentage(2)
Beneficial Owners
Ralph E. Bailey(3)(4)	4,483,251	19.8
Bettye J. Bailey(3)(4)(5)	4,318,559	19.1
Directors and Named Executive Officers
Vincent J. Arnone(6)	96,173	*
Douglas G. Bailey(6)(7)	1,721,035	7.6
David S. Collins(6)	34,667	*
Miguel Espinosa(6)	107,000	*
W. Grant Gregory(6)	20,000	*
Albert G. Grigonis(6)	37,227	*
Thomas L. Jones(6)	90,000	*
George F. MacCormack(6)	20,000	*
Robert E. Puissant(6)	91,733	*
Thomas S. Shaw, Jr.(6)	110,000	*
Robert T. Smith	10,000	*
Delbert L. Williamson(6)	60,000	*
Dennis L. Zeitler	10,000	*
All Directors and Officers as a Group (24 persons)(6)	2,828,041	12.0

*	Less than one percent (1.0%)
(1)	The address of each of the above beneficial owner, directors and Named Executive Officers is c/o Fuel Tech, Inc., 27601 Bella Vista Parkway, Warrenville, Illinois 60555.
(2)	The percentages in each case are of the outstanding common stock at March 10, 2014 and all RSUs vesting or options exercisable within 60 days thereafter.
(3)	The shares listed in the table for Ralph E. Bailey and Bettye J. Bailey represent, in total, 4,563,559 shares, or 20.2%, but because of the forms of ownership some of these shares may be deemed to be beneficially owned by more than one of such persons. These forms of ownership are detailed in footnotes 4 and 5 below.
(4)	Includes 4,238,251 shares held by Ralph E. Bailey and Bettye J. Bailey (Mr. Bailey’s spouse) as follows: 1,418,223 shares are held directly by Ralph E. Bailey, 2,649,048 shares are held directly by Bettye J. Bailey, and 170,980 shares are held jointly (Ralph E. Bailey and Bettye J. Bailey hold reciprocal powers of attorney over these jointly-held shares and as a result may be deemed to share voting and investment power over these shares). Also includes 245,000 shares held in a family trust, as to which Mr. Bailey may be deemed the beneficial owner through a power of substitution of the shares held in the trust. Mr. Bailey disclaims beneficial ownership of such shares.
(5)	Includes 80,308 shares held in a grantor retained annuity trust as to which Bettye J. Bailey may be deemed the beneficial owner through a power of substitution of the shares held in the trusts. Bettye J. Bailey disclaims beneficial ownership of such shares.
(6)	Includes shares subject to options exercisable presently and within 60 days: for Mr. Arnone, 30,000 shares; for Mr. D. G. Bailey, 57,500 shares; Mr. Espinosa, 100,000 shares; Mr. Gregory, 20,000 shares; Mr. Grigonis, 30,000 shares; Mr. Jones, 90,000 shares; Mr. MacCormack, 20,000 shares; Mr. Puissant, 40,000 shares; Mr. Shaw, 100,000 shares; Mr. Smith, 10,000 shares; Mr. Williamson, 60,000 shares; Mr. Zeitler, 10,000 shares; and, for all directors and officers as a group, 862,500 shares. Also, the amounts shown do not reflect 36,823 Units accrued for Mr. Jones under the Deferred Compensation Plan for Directors.
(7)	Includes 1,637,841 shares owned directly by Mr. D.G. Bailey.

DIRECTOR COMPENSATION

Fuel Tech uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on its Board. In setting director compensation, Fuel Tech considers the role of the directors, the amount of time that directors expend in fulfilling their duties as well as the expertise required of Board members.

Cash Compensation for Directors

Fuel Tech non-employee directors receive annual cash retainers and meeting fees. The annual retainers, payable in arrears, in 2013 were $25,000 for Board service and $5,000 for service as a committee chairman and Lead Director. Meeting fees are $1,200 for a Board meeting, a committee meeting not connected with a Board meeting or otherwise for a day of service as a director and requested by the Chairman, and $600 for a committee meeting that occurs in conjunction with a Board meeting. Under the Deferred Compensation Plan for Directors, non-employee directors are entitled to defer fees in either cash with interest or share equivalent “Units” until fixed dates, including the date of retirement from the Board, when the deferred amounts will be distributed either in Fuel Tech stock or in cash in a lump sum or over a period of five years, as the director elects.

Equity Compensation for Directors

Under the Fuel Tech, Inc. Incentive Plan, each non-employee director is awarded as of the first business day following the annual meeting of stockholders, a non-qualified stock option for 10,000 shares of Fuel Tech Common Stock for a term of 10 years vesting immediately. As noted in the table below, on May 24, 2013, 10,000 share options were awarded to each then seated non-employee director at the exercise price of $3.85 per share, the fair market value of Fuel Tech Common Stock on that date.

DIRECTOR COMPENSATION IN FISCAL YEAR 2013

The following table shows for the Fuel Tech non-employee directors all compensation paid in 2013 on account of fees and stock option awards. Directors employed by Fuel Tech or its subsidiaries receive no compensation for their service as directors, and accordingly, during any time he has been employed by Fuel Tech, Mr. Bailey has not received any fees or stock options for his participation on the Board. Disclosure regarding Mr. Bailey’s compensation for fiscal 2013 is contained under the caption “Summary of NEO Compensation” below.

(a)	(b)	(d)	(f)	(h)
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)($)	Total ($)
Miguel Espinosa	55,200	17,868		73,068
W. Grant Gregory	46,000	17,868		63,868
Thomas L. Jones	59,400	17,868	121,641	198,909
George F. MacCormack	46,000	17,868		63,868
Thomas S. Shaw, Jr.	62,000	17,868		79,868
Robert T. Smith	27,179	17,868		45,047
Delbert L. Williamson	43,600	17,868		61,468
Dennis L. Zeitler	24,779	17,868		42,647

(1)	The amount of $1.7868 is the fair value of each option on the grant date calculated in accordance with FASB ASC Topic No. 718. The amounts shown do not represent cash paid to the directors.
(2)	This amount reflects an increase in the value of deferred units under the Deferred Compensation Plan for Directors due to the increase/decrease in value of Fuel Tech Common Stock during the year 2013.

NON-EMPLOYEE DIRECTORS OUTSTANDING STOCK OPTIONS AT 2013 FISCAL YEAR END

The following table shows the outstanding stock options as of December 31, 2013 for non-employee directors as of such date, all of which are fully vested except as noted below.

Name	Grant Date	Number of Securities Underlying Unexercised Options # (Exercisable)	Option Exercise Price ($)
Miguel Espinosa	06/03/2004	10,000	4.565
	06/03/2005	10,000	5.995
	06/02/2006	10,000	15.950
	05/24/2007	10,000	26.255
	05/23/2008	10,000	22.920
	05/22/2009	10,000	9.965
	05/21/2010	10,000	5.495
	05/20/2011	10,000	8.160
	05/25/2012	10,000	3.550
	05/24/2013	10,000	3.850
W. Grant Gregory	05/25/2012	10,000	3.550
	05/24/2013	10,000	3.850
Thomas L. Jones	06/03/2005	10,000	5.995
	06/02/2006	10,000	15.950
	05/24/2007	10,000	26.255
	05/23/2008	10,000	22.920
	05/22/2009	10,000	9.965
	05/21/2010	10,000	5.495
	05/20/2011	10,000	8.160
	05/25/2012	10,000	3.550
	05/24/2013	10,000	3.850
George F. MacCormack	05/25/2012	10,000	3.550
	05/24/2013	10,000	3.850
Thomas S. Shaw, Jr.	06/03/2004	10,000	4.565
	06/03/2005	10,000	5.995
	06/02/2006	10,000	15.950
	05/24/2007	10,000	26.255
	05/23/2008	10,000	22.920
	05/22/2009	10,000	9.965
	05/21/2010	10,000	5.495
	05/20/2011	10,000	8.160
	05/25/2012	10,000	3.550
	05/24/2013	10,000	3.850
Robert T. Smith	05/24/2013	10,000	3.850
Delbert L. Williamson	05/23/2008	10,000	22.920
	05/22/2009	10,000	9.965
	05/21/2010	10,000	5.495
	05/20/2011	10,000	8.160
	05/25/2012	10,000	3.550
	05/24/2013	10,000	3.850
Dennis L. Zeitler	05/24/2013	10,000	3.850

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationships and transactions in which Fuel Tech and its directors and executive officers or their immediate family members are participants or have other conflicts of interest are reviewed and approved by the Audit Committee. Although our Audit Committee has not adopted a written policy for the review and approval of related party transactions, in determining whether to approve or ratify any such transaction, the Audit Committee considers, in addition to such other factors it may deem appropriate in the circumstances, whether (i) the transaction is fair and reasonable to the Company, (ii) under all of the circumstances the transaction is in, or not inconsistent with, the Company’s best interests, and (iii) the transaction will be on terms no less favorable to the Company than could have been obtained in an arms’ length transaction with an unrelated third party. The Audit Committee, in its discretion, may request information from any party to facilitate its consideration of a matter. However, the Audit Committee does not allow a director to participate in any review, approval or ratification of any transaction if he or she, or his or her immediate family member, has a direct or indirect material interest in the transaction.

Relationships with American Bailey Corporation

Douglas G. Bailey is President and Chief Executive Officer of ABC; he is a director and stockholder of ABC. ABC is a sub-lessee under Fuel Tech’s November 2009 lease of its Stamford, Connecticut offices, and was previously the sub-lessee under Fuel Tech’s September 2004 lease for a separate office location. The current lease expires in 2019. In 2013, 2012 and 2011, American Bailey paid or reimbursed Fuel Tech $147,000, $149,000, and $153,000 and for rent and certain lease related and administrative expenses.

Committees of the Board

The Board has three committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of the Board committee charters is available for viewing on the Fuel Tech web site at www.ftek.com.

Audit Committee

The Audit Committee is a four-member committee comprised of Messrs. Espinosa (Chairman), Jones, Smith and Zeitler, each of whom the Board has determined is an independent director under NASD Rule 5605(a)(2) and also Rule 10A-3(b)(1) under the Securities Exchange Act of 1934. The Board has also determined that Mr. Espinosa, in light of his significant experience in positions requiring financial oversight responsibility, is an audit committee member who possesses “financial sophistication” as described in NASD Rule 5605(c)(2)(A). The Board has determined that Mr. Espinosa is an “audit committee financial expert” as defined by Securities and Exchange Commission rules.

The Audit Committee is responsible for review of audits, financial reporting and compliance, and accounting and internal controls policy. For audit services, the Audit Committee is responsible for the engagement and compensation of independent auditors, oversight of their activities and evaluation of their independence. The Audit Committee has instituted procedures for receiving reports of improper recordkeeping, accounting or disclosure. The Board has also constituted the Audit Committee as a Qualified Legal Compliance Committee in accordance with Securities and Exchange Commission regulations. You may view the Audit Committee Charter on the Fuel Tech web site at www.ftek.com.

Compensation Committee

The Compensation Committee is a five-member committee comprised of Messrs. Jones (Chairman), Shaw, Smith, Williamson and Zeitler, each of whom the Board has determined is an independent director under NASD Rule 5605(a)(2).

Upon assessing the independence of Compensation Committee members as set forth by Nasdaq Exchange Listing Standards approved by the SEC effective January 11, 2013, the Board has determined that each committee member satisfies the following member independence criteria:

•	No committee member has received compensation from the Company for any consulting or advisory services nor has any committee member received any other compensatory fees paid by the Company (other than directors’ fees); and

•	No committee member has an affiliate relationship with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

Upon assessing the Compensation Committee advisor independence and potential conflicts of interest as set forth by the Nasdaq Exchange Listing Standards approved by the SEC effective January 1, 2013, the Compensation Committee made a determination February 24, 2014 that the Compensation Committee’s compensation advisor, Frederick W. Cook & Co., Inc. (Advisor), satisfies the following independence criteria:

•	The Advisor has not provided in the last completed fiscal year ending December 31, 2013 or any subsequent interim period, any other services to Fuel Tech or its affiliated companies other than the Advisor’s work as a compensation advisor to the Company’s Compensation Committee.

•	Less than 1% of the Advisor’s total revenue was derived from fees paid by the Company in the last completed fiscal year ending December 31, 2013 or any subsequent interim period for work on behalf of the Company’s Compensation Committee.

•	The Advisor has implemented policies and procedures designed to prevent conflicts of interest.

•	Neither the Advisor nor any of its employees serving the Company’s Compensation Committee has any business or personal relationships with any members of the Company’s Compensation Committee or any of the Company’s Executive Officers.

•	Neither the Advisor nor any of its employees serving the Company’s Compensation Committee own Fuel Tech securities (other than through a mutual fund or similar externally managed investment vehicle).

•	The Advisor is unaware of a relationship by employees of the Advisor serving the Company’s Compensation Committee that could create an actual potential conflict of interest with the Company or its affiliated entities, any members of the Company’s Compensation Committee or any of the Company’s Executive Officers.

The Compensation Committee reviews and approves executive compensation, equity awards, restricted stock units and similar awards, and adoption or revision of benefit, welfare and executive compensation plans in accordance with the Compensation Committee’s Charter. You may view the Compensation Committee Charter on the Fuel Tech web site at www.ftek.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is a three-member committee comprised of Messrs. Shaw (Chairman), Gregory, and MacCormack, each of whom the Board has determined is an independent director under NASD Rule 5605(a)(2). The Committee determines the identity of director nominees for recommendation to the Board for election to the Board and assists the Board in discharging the Board’s responsibilities in the area of corporate governance in accordance with the provisions of the Committee’s Charter. You may view the Nominating and Corporate Governance Committee Charter on the Fuel Tech web site at www.ftek.com.

In evaluating nominees, the Nominating and Corporate Governance Committee (Committee) particularly seeks candidates of high ethical character with significant business experience at the senior management or Board level who have the time and energy to attend to Board responsibilities. The Committee does not have a diversity policy. When evaluating nominees, the Committee takes into account the extent to which a candidate’s viewpoints, professional experience, education, skill or other individual qualities or attributes could contribute to Board heterogeneity in Board discussions and decisions within the framework of what the Committee may consider important to Fuel Tech’s business at the time. Candidates should also satisfy such other particular requirements that the Committee may consider important to Fuel Tech’s business at the time. When a vacancy occurs on the Board and the number of directors is not reduced to eliminate the vacancy, the Committee, in consultation with the Chairman of the Board, will consider nominees from all sources, including stockholders, nominees recommended by other parties, and candidates known to the directors or to Fuel Tech management. The Committee may, if appropriate, make use of a search firm and pay a fee for services in identifying candidates. The best candidate from all evaluated, in the opinion of the Committee, will be recommended to the Board to be considered for nomination.

Stockholders who wish to recommend candidates for consideration as nominees should furnish in writing detailed biographical information concerning the candidate to the Committee addressed in care of the Corporate Secretary, Fuel Tech, Inc., before the date and at the address set out below under the caption “Stockholder Proposals.”

Corporate Governance

Meetings

During 2013, there were seven meetings of the Board of Fuel Tech, ten meetings of the Audit Committee, six meetings of the Compensation Committee, and five meetings of the Nominating and Corporate Governance Committee. Each director of Fuel Tech attended at least 75% of Board and committee meetings of which he was a member during the period of his directorship. Except for Mr. Zeitler, each of the then nominated directors attended the annual meeting of stockholders in 2013. Fuel Tech does not have a policy on director attendance at stockholders’ meetings, but each of the nominated directors are encouraged to attend the 2014 Annual Meeting.

Executive Sessions

In 2013 the independent Fuel Tech directors held three executive sessions in connection with scheduled Board meetings. The independent directors who make up the membership of each of the Board’s current committees, Audit, Compensation, and Nominating and Corporate Governance held executive sessions in connection with committee meetings as follows: Audit-five, Compensation-three, and Nominating and Corporate Governance-two. The policy of the Board on executive sessions is that the Board will hold not less than two executive sessions of the independent directors annually in connection with scheduled meetings. The committees of the Board will hold executive sessions when appropriate. Members of management and non-independent directors do not attend executive sessions, except when invited to provide information.

Code of Business Ethics and Conduct

On the recommendation of the Audit Committee, the Board adopted a Code of Business Ethics and Conduct that is available for viewing on the Fuel Tech web site at www.ftek.com. Changes to or waivers of the requirements of the Code will be posted to the web site.

Board Leadership Structure

The business judgments the Board makes regarding what leadership structure it views to be appropriate for Fuel Tech are informed by the facts and circumstances within which it makes those decisions from time to time and, consequently, are subject to change.

From April 1998 to June 2006, the positions of Chairman of the Board (Chairman) and Chief Executive Officer (CEO) of a predecessor Fuel Tech entity that was merged into Fuel Tech in 2006 were held by the same person, Ralph E. Bailey. In 2006, the Board, in light of its continuing oversight responsibilities and relative unfamiliarity with the then newly hired CEO, concluded that it was appropriate to have a separate person serve as the leader of the corporate body in charge of overseeing the CEO’s management of the Company. From June 2006 through March 2010, the positions of Chairman and CEO were held by separate people. In April 2010, the Board concluded that, given the Company’s circumstance at that time, and, in light of Mr. Douglas G. Bailey’s then over twelve years of experience with Fuel Tech as a director and employee and the enhanced efficiencies that could be achievable by the Company by a single person filling both roles, it was appropriate to have Mr. Bailey serve as both Chairman of the Board, and, on an interim basis, as President and CEO. In December 2010, after completing a lengthy CEO executive search wherein the then Compensation and Nominating Committee and the Board had considered both internal and external candidates, that committee recommended to the Board and the Board then determined that it was in the Company’s interest to have Mr. Bailey serve as both Chairman of the Board and as President and CEO on a continuing basis.

Given the Board’s December 2010 decision to have Mr. Bailey serve as both Chairman of the Board and as President and CEO, in February 2011, the Board determined it useful and appropriate to appoint Mr. Shaw to be Lead Director. Mr. Shaw was then and now remains an incumbent non-employee Director (who also meets the legal requirements of being an independent director under applicable securities laws, rules or guidelines and applicable stock exchange requirements). Mr. Shaw also is Chairman of the Nominating and Corporate Governance Committee since February 27, 2013 and a member of the Compensation Committee since 2006.

Among other things, the current Charter of the Lead Director that was approved by the Board, provides that as the Lead Director, Mr. Shaw shall: (a) facilitate the activities of the other non-employee/independent directors; (b) advise the Chairman of the Board as to an appropriate schedule of Board meetings seeking to ensure that the non- employee/independent directors can perform their duties responsibly while not interfering with the flow of Company operations; (c) advise the Chairman of the Board and the Corporate Secretary with input as to: the preparation of the agendas for Board and Board committee meetings, the information sent to the Board pertaining to those meetings, and approval of Board meeting agendas; (d) make recommendations to the Chairman of the Board regarding the retention of consultants who report directly to the Board; (e) interview along with the chair of the Nominating and Corporate Governance Committee and make recommendations to that committee and the Board regarding Board director candidates; (f) co-ordinate, develop the agenda for, and moderate executive sessions of the Board’s independent directors, as well as plenary sessions of the Board where the Chairman of the Board is not present; (g) act as principal liaison between the independent directors and the Chairman of the Board; and (h) coordinate any performance evaluation of the Chairman of the Board deemed appropriate by the Board. That charter also provides that each year, no later than the day following the annual stockholder meeting, the Board will review the Lead Director charter for recommended changes and the propriety of continuing the Lead Director role.

Risk Oversight

The Board’s risk oversight approach is intended to support management’s achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk oversight is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of all directors in setting the Company’s business strategy is a key part of its assessment of management’s approach to risk taking to achieve its organizational objectives, and also a determination of what makes up an appropriate level of risk for the Company. The Board regularly reviews information regarding the Company’s credit, liquidity, operations, and strategic initiatives as well as the risks associated with each.

While the Board has the ultimate risk oversight responsibility, various committees of the Board also have responsibility for risk oversight. The Audit Committee oversees financial risk (see Report of Audit Committee below.) The Audit Committee also reviews and approves all related party transactions and reviews potential conflict of interest matters. In addition, the Audit Committee acts as the Company’s Qualified Legal Compliance Committee to receive reports of material violations of the securities laws, breaches of fiduciary duty or similar material violations from legal counsel representing the Company and practicing before the Securities and Exchange Commission. The Company’s Compensation Committee, is responsible for overseeing the management of risks relating to the Company’s compensation plans and arrangements. It strives to consider and approve compensation programs that encourage a level of risk-taking behavior under those programs that are consistent with the Company’s business strategy (see Report of Compensation Committee below.) The Nominating and Corporate Governance Committee oversees the management of risks relating to executive succession planning and the composition of the Board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

EXECUTIVE COMPENSATION

Report of Compensation Committee

The Compensation Committee (the Committee) has reviewed and discussed with management the Compensation Discussion and Analysis appearing immediately below in this Proxy Statement. Based on this review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis set forth below be included in this Proxy Statement. The Committee reviewed its charter and determined that no changes were required to the charter.

By the Compensation Committee:

T.L. Jones, Chairman

              T.S. Shaw, R.T. Smith, D.L. Williamson and D.L. Zeitler

Compensation Committee Interlocks and Insider Participation

During 2013, all members of the Compensation Committee were independent directors, and no member was an employee or former employee of Fuel Tech. During 2013, none of Fuel Tech’s executive officers served on the Compensation Committee (or its equivalent) or board of directors of another entity whose executive officer served on the Committee.

Compensation Discussion and Analysis

The Committee is responsible for reviewing and, to the extent provided for in the Committee’s Charter, approving in advance of implementation all incentive plans, sales commission plans and salary actions and bonuses for Vice President level and above officers of Fuel Tech or new or incumbent employees that have base salaries in excess of $175,000 per year including the Named Executive Officers (NEOs) listed in the Summary Compensation Table below. In the case of the salary actions described above, the Committee makes recommendations to the Board and the Board approves such salary actions. The Committee periodically reviews Fuel Tech compensation practices, including the methodologies for setting total compensation for those employees, including NEOs. As discussed below, from time to time the Committee may also supplement its exercise of business judgment in compensation matters with market information pertaining to Fuel Tech’s compensation levels against comparable companies in its industry and across multiple industries including the use of peer group data (Also see Use of Peer Group section below). However, the Committee exercises its independent judgment when making decisions on compensation matters, including when rewarding individual performance. The responsibilities of the Committee are described more fully in its charter at www.ftek.com.

Compensation Philosophy and Objectives

Fuel Tech’s compensation philosophy is to promote long-term, sustainable stockholder value by incentivizing individual performance, as well as promoting overall financial performance of the Company on an annual and long-term basis.

With that compensation philosophy in mind, Fuel Tech’s compensation programs are designed to achieve the following objectives:

•	to ensure Fuel Tech remains a market leader in the development of innovative solutions;

•	to provide stockholders with a superior rate of return;

•	to attract, motivate, and retain top talent to advance the achievement of business goals, strategies and objectives; and

•	to support an integrated team-oriented philosophy.

Compensation Elements

Fuel Tech’s executive compensation program has as a primary purpose to attract, retain and motivate the highly talented individuals whose enterprise will enable Fuel Tech to succeed. The key components of that program include three elements: base salary, short-term incentives and long-term incentives, as more fully described below.

Base Salary

Base salaries requiring review by the Committee under its Charter are reviewed by the Committee on recommendation of the Chief Executive Officer and approved by the Board, except that the base salary of the Chief Executive Officer is reviewed and recommended by the Committee itself without the Chief Executive Officer being present during such deliberations or Committee voting and approved by the Board. In its performance of these activities the Committee acts in its business judgment on what it understands to be fair, reasonable and equitable compensation in view of Fuel Tech’s requirements for recruiting and retention in a highly competitive market. To assist in that determination, the Committee may refer to compensation consultant reports as to general market information and benchmarking data from a peer group of companies approved by the Committee and also:

•	the executive’s compensation relative to other officers;

•	recent and expected performance of the executive;

•	Fuel Tech’s recent and expected overall performance; and

•	Fuel Tech’s overall budget for base salary increases.

Short Term Incentives

Executive Officer Incentive Plan

In 2013, each of Fuel Tech’s NEOs had the opportunity to earn an annual cash bonus based upon Fuel Tech’s achievement of predetermined performance thresholds under the 2013 Executive Officer Incentive Plan (2013 EOIP). The 2013 EOIP was approved by the Compensation Committee effective March 15, 2013. Participation in the 2013 EOIP was limited to Fuel Tech’s NEO’s: the President and Chief Executive Officer, the Executive Vice President of Worldwide Operations, the Executive Vice President of Marketing and Sales, the Senior Vice President, Treasurer and Chief Financial Officer and the Senior Vice President, General Counsel & Secretary. The 2013 EOIP was intended to focus the efforts of each 2013 EOIP Participant on the overall financial performance of Fuel Tech across all business lines, and, thus, align the interests of the participating officers with the overall performance of Fuel Tech.

As set forth in more detail below, in 2014, there was a payout to each NEO under the 2013 EOIP.

The 2013 EOIP was structured as follows:

•	The 2013 EOIP was based on Fuel Tech’s performance for three critical financial metrics — Adjusted EBITDA, Revenues and APC Bookings, as those terms are described below. An “Incentive Pool” would be funded dependent upon Fuel Tech’s financial performance pertaining to those metrics during the fiscal year.

•	A percentage of Adjusted EBITA would be set aside in the Incentive Pool to provide for bonus payments dependent on performance in the following three categories: (i) Adjusted EBITDA, (ii) Revenue and (iii) APC Bookings. “Adjusted EBITDA” referred to earnings before interest expense, taxes, depreciation and amortization, profit sharing contributions, incentive pay (excluding sales commissions) and other unusual or non-cash charges, “Revenue” referred to net sales, and “APC Bookings” referred to revenue to which the Company had a legally binding contractual right involving the sale of equipment or services in Fuel Tech’s APC line of business pursuant to a sales contract executed during 2013.

•	A condition precedent to any payment under the 2013 EOIP was Fuel Tech’s achievement of the established minimum threshold of Adjusted EBITDA for 2013. Accordingly, if Fuel Tech’s financial performance for 2013 fell below the established minimum threshold of Adjusted EBITDA, there would be no payout under the 2013 EOIP of any kind, regardless of the annual Revenue or APC Bookings achieved. If Fuel Tech’s minimum threshold of Adjusted EBITDA was met, however, the percentage of Adjusted EBITDA set aside in the Incentive Pool would rise incrementally based on actual combined performance for the Adjusted EBITDA, Revenues, and APC Bookings financial metrics up to an upper limit cap.

•	For 2013, the minimum performance thresholds for Adjusted EBITDA, Revenue and APC Bookings were set at $10,000,000, $104,500,000 and $44,500,000, respectively. As the 2013 EOIP was structured, upon achievement of the Adjusted EBITDA performance threshold, an amount equal to 1.00% of Adjusted EBITDA would be funded into the Incentive Pool; assuming Fuel Tech achieved two of the three performance thresholds, 1.50% of Adjusted EBITDA would be funded into the Incentive Pool; and, assuming Fuel Tech had achieved all three performance thresholds, 2.00% of Adjusted EBITDA would have been funded into the Incentive Pool.

•	Upon achievement of the minimum thresholds described above, the 2013 EOIP provided that the percentage of Adjusted EBITDA funded into the Incentive Pool would rise incrementally at a rate equal to 0.10% of Adjusted EBITDA for each additional $500,000 in Adjusted EBITDA, subject to an overall cap of 2.00%; the percentage of Adjusted EBITDA funded into the Incentive Pool for Revenue would rise incrementally at a rate equal to 0.05% for each additional $2.5 million in revenues, subject to an overall cap of 1.00%; and the percentage of Adjusted EBITDA funded into the Incentive Pool for APC Bookings would rise incrementally at a rate equal to 0.05% for each additional $2.5 million in APC Bookings, subject to an overall cap of 1.00%. Accordingly, the highest possible funding percentage that was possible for the Incentive Pool under the 2013 EOIP was 4.00%.

•	Effective February 25, 2014, the Committee determined that Fuel Tech had achieved Adjusted EBITDA of $15,639,000 and Revenue of $109,338,000 and APC Bookings of $46,428,000, and therefore, had met the Adjusted EBITDA, Revenues and APC Bookings minimum performance thresholds under the 2013 EOIP. An amount equal to 3.05% of Adjusted EBITDA, or $476,990, was accordingly funded into the Incentive Pool.

•	The Incentive Pool for the 2013 EOIP was divided in accordance with the following participation percentages: 35% ($166,946) of the Incentive Pool being awarded to the President and Chief Executive Officer; 20% ($93,398) to the Executive Vice President, Worldwide Operations; 15% ($71,548) to the Executive Vice President, Marketing and Sales; 15% ($71,548) to the Senior Vice President, Treasurer and Chief Financial Officer; and 15% ($71,548) to the Senior Vice President, General Counsel and Secretary.

•	The size of the Incentive Pool, the allocation percentages and the payouts to Fuel Tech’s NEOs under the 2013 EOIP were applied according to the formulas in the 2013 EOIP and did not involve any adjustments based on the exercise of discretion by the Committee.

For 2014, the EOIP has been modified as set forth below.

•	On February 25, 2014, the Committee (the “Committee”) adopted Fuel Tech’s 2014 Executive Officer Incentive Plan (the “EOIP”), including establishing the financial performance threshold for payout and the percentage of the incentive pool to be paid out to participants in the EOIP for 2014. Participation in the EOIP is limited to Fuel Tech’s President and Chief Executive Officer; Chief Operating Officer; Executive Vice President, Marketing and Sales; Senior Vice President, Treasurer and Chief Financial Officer; and Senior Vice President, General Counsel and Secretary (each a “Participant”). The Committee, in its business discretion, may subjectively decide to designate additional full-time senior management employees to be Participants in the EOIP after consideration of the recommendations of Fuel Tech’s Chief Executive Officer.

•	2014 EOIP payouts are based on Fuel Tech’s performance in the three critical financial metrics defined below. An “Incentive Pool” may be created dependent on Fuel Tech’s financial performance pertaining to all or some of those metrics during the fiscal year. If the Incentive Pool is created, each Participant will be awarded his designated portion of the Incentive Pool by March 31, 2015.

•	Under the 2014 EOIP, a percentage of Adjusted EBITDA may be set aside in the Incentive Pool with respect to each fiscal year to provide for bonus payments based on performance in the following three categories: (i) Adjusted EBITDA, (ii) Revenue and (iii) APC Bookings. “Adjusted EBITDA” refers to earnings before interest expense, taxes, depreciation and amortization, profit sharing contributions, stock compensation, incentive play (excluding sales commissions) and other unusual or non-cash charges, and also excludes the effect of any acquisition or divestiture undertaken by Fuel Tech for the fiscal year in which such event occurs. “Revenue” refers to net sales. “APC Bookings” refers to revenue from the sale of equipment or services in Fuel Tech’s APC line of business to which Fuel Tech has a contractual right pursuant to a sales contract executed after January 1, 2014.

•	No amounts will be payable under the 2014 EOIP unless Fuel Tech achieves the established minimum threshold of Adjusted EBITDA for 2014. Accordingly, if Fuel Tech’s financial performance for 2014 falls below the established minimum threshold of Adjusted EBITDA, there will be no payout under the 2014 EOIP of any kind, regardless of the annual Revenue, APC Bookings or other Company product sales achieved. If Fuel Tech’s minimum threshold of Adjusted EBITDA is met, however, the percentage of Adjusted EBITDA set aside in the Incentive Pool rises pro rata incrementally based on actual combined performance for the Adjusted EBITDA, Revenues, and APC Bookings financial metrics up to an upper limit cap.

•	For 2014, the minimum performance thresholds for Adjusted EBITDA, Revenue and APC Bookings were set at $10 million, $104 million and $44.5 million, respectively. If the Adjusted EBITDA performance threshold is met, 1.00% of Adjusted EBITDA will be funded into the Incentive Pool; assuming Fuel Tech achieved two of the three performance thresholds, 1.50% of Adjusted EBITDA will be funded into the Incentive Pool; and, assuming Fuel Tech achieves all three performance thresholds, 2.00% of Adjusted EBITDA will be funded into the Incentive Pool.

•	If the minimum thresholds above are met, the percentage of Adjusted EBITDA funded into the Incentive Pool for the Adjusted EBITDA metric will rise incrementally at a rate equal to 0.10% for each additional $500,000 in Adjusted EBITDA, subject to an overall cap of 2.00%; the percentage of Adjusted EBITDA funded into the Incentive Pool for Revenue will rise incrementally at a rate equal to 0.05% for each additional $2.5 million in Revenue, subject to an overall cap of 1.0%; and the percentage of Adjusted EBITDA funded into the Incentive Pool for APC Bookings will rise incrementally at a rate equal to 0.05% for each additional $2.5 million in APC Bookings, subject to an overall cap of 1.00%. Accordingly, the highest possible funding percentage for the Incentive Pool under the 2014 EOIP is 4.00% of Adjusted EBITDA.

•	If the performance thresholds under the 2014 EOIP are met, the Incentive Pool will be divided in accordance with the following participation percentages: 30% of the Incentive Pool being awarded to the President and Chief Executive Officer; 22% to the Chief Operating Officer; 16% to the Executive Vice President, Marketing and Sales; 16% to the Senior Vice President, Treasurer and Chief Financial Officer; and 16% to the Senior Vice President, General Counsel and Secretary.

•	Both the payout vesting and allocation percentages for each Participant under the 2014 EOIP are formulaic, and do not involve any subjective evaluation of the performance of the Participants or other exercise of discretion by the Committee.

•	The actual amounts of fiscal 2014 cash bonuses earned, if any, for the Executive Officers of the Company who are Participants in the EOIP will be reported in the Registrant’s proxy statement for its 2015 Annual Meeting of Stockholders.

Long-Term Incentives

Fuel Tech has one equity-based employee compensation plan, formally titled the “Fuel Tech, Inc. Incentive Plan” f/k/a the 1993 Incentive Plan (FTIP). The FTIP allows for a variety of types of awards that may be granted to participants in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units (as that term is defined below), performance awards, bonuses or other forms of share-based or non-share-based awards or combinations thereof. Participants in the FTIP may be Fuel Tech’s directors, officers, employees, consultants or advisors (except consultants or advisors in capital-raising transactions) as the directors determine are key to the success of Fuel Tech’s business. A “restricted stock unit” or “RSU” means a notional account established pursuant to an award granted to a participant under the FTIP which is (i) valued solely by reference to Shares, (ii) subject to restrictions and other terms and conditions specified in the grant agreement and the FTIP, and (iii) payable only in a share of the Company’s Common Stock.

Historically, Fuel Tech’s overall long-term equity incentives approach has been to use the FTIP to award stock options, principally non-qualified options, which are designed to focus management on Fuel Tech’s long-term success as evidenced by appreciation of Fuel Tech’s stock price over several years, by growth in its earnings per share and other elements. In 2009 the Committee undertook an analysis as to the features of a variety of equity award vehicles (which analysis included input from the Committee’s compensation consultant), and the general trend towards use of RSUs as a long-term incentive equity award vehicle as well as the limitation of shares available for equity award grants in the FTIP. As a result, in 2010, other than for non-employee directors, the Company started to use predominantly RSUs under the FTIP for equity based long-term incentive awards (all such stock option awards and restricted stock unit awards are collectively referred to as “Equity Awards”).

Both RSUs and stock options have ownership motivational attributes for the participants. Further, Fuel Tech’s RSU grants and stock option grants, by design, have featured graduated vesting over a multiple year period which can facilitate employee retention and also incentivizes performance by employees that is focused on creating long-term value and growth for the Company. As such, Fuel Tech believes that each type of equity award can have a place in the Company’s long-term incentive compensation programs. However, there are three potential advantages to granting RSU awards over options: 1) RSUs are less depletive on the remaining available FTIP shares because they carry a higher valuation than stock options on the date of grant, thus, less FTIP shares are required for each RSU award than would be required for an equivalent stock option award to achieve the Company’s desired equity award value for the participant; 2) the prospect of an RSU award retaining the Company’s intended motivational attributes for the participant over time can be greater than a stock option award because an RSU award does not carry a “strike” price that must be exceeded for the RSU award to continue to be of value to the participant; and 3) because the motivational aspects of an RSU over a stock option can be greater as described above, that prospect can result in enhanced value to the Company for the compensation charges that will be recognized by the Company to grant an RSU award versus a stock option award.

Historically, except for Equity Awards granted to the CEO, Equity Awards have been determined by the Committee based upon recommendations from Fuel Tech’s CEO. Equity Awards for the CEO have been determined by the Committee with no participation of the CEO — the CEO is not present during the Committee’s decisional deliberations or votes pertaining to CEO Equity Awards. The determination and approval of proposed Equity Awards are based on a variety of factors that may include:

•	historical Equity Awards, by employee, by year;

•	intrinsic values for each Equity Award, or, when applicable, the fair value of each Equity Award using the Black-Scholes option pricing model;

•	the number of Equity Award units available for issuance under the FTIP;

•	supervisor recommendations for employee Equity Awards; the estimate of expected intrinsic value (e.g., Equity Award compensation expense) of the aggregate Equity Award;

•	net income (before or after taxes);

•	basic or diluted earnings per share (before or after taxes);

•	gross revenue, net revenue, gross revenue growth or net revenue growth;

•	sales of particular products or services;

•	gross profit, gross profit growth, net profit or net operating profit (before or after taxes);

•	earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization, incentive pay, contributions to 401(k) or other employee benefit plans, or items of income or expense not occurring in the normal course of business, whether or not on continuing operations or on an aggregate or per share basis (basic or fully diluted);

•	return on assets, capital, invested capital, equity, or sales (discounted or otherwise);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

•	one or more operating ratios such as earnings before or after interest, taxes and/or depreciation and/or amortization;

•	gross or operating margins;

•	improvements in capital structure;

•	budget and expense management or cost targets;

•	productivity ratios;

•	economic value added or other value added measurements;

•	share price (including, but not limited to, growth measures and total stockholder return);

•	book value;

•	financing and other capital raising transactions (including sales of our equity or debt securities;

•	operating efficiency;

•	working capital targets;

•	enterprise value;

•	completion of acquisitions, business expansion, reorganizations or divestitures (in whole or in part);

•	borrowing levels, leverage ratios or credit rating;

•	regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of us or a third-party manufacturer) and validation of manufacturing processes (whether ours or a third-party manufacturer’s);

•	strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property);

•	establishing relationships with commercial entities with respect to the marketing, distribution and sale of our products (including with group purchasing organizations, distributors and other vendors);

•	supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of our products);

•	co-development, co-marketing, profit sharing, joint venture or other similar arrangements;

•	economic value-added models or equivalent metrics;

•	implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, succession and hiring projects, or expansions of specific business operations;

•	timely completion of new product roll-outs;

•	timely launch of new facilities;

•	sales or licenses of our assets, including its intellectual property, whether in a particular jurisdiction or territory or globally, or through partnering transactions);

•	royalty income;

•	exceptional and innovative individual performance;

•	individual contribution to a strategic goal;

•	teamwork;

•	leadership accomplishments; and

•	employee job level

Under the FTIP, all outstanding options and RSUs not granted pursuant to an executive performance RSU award agreement that are not vested will become immediately vested in the event that there is with respect to Fuel Tech, a “change-in-control.” A change-in-control takes place if (a) any person or affiliated group becomes the beneficial owner of 51% or more of Fuel Tech’s outstanding securities, (b) in any two-year period, persons in the majority of the Board of Directors cease being so unless the nomination of the new directors was approved by a majority of the directors then still in office who were directors at the beginning of such period, (c) a business combination takes place where the shares of Fuel Tech are converted to cash, securities or other property, but not in a transaction in which the stockholders of Fuel Tech have proportionately the same share ownership before and after the transaction, or (d) the stockholders of Fuel Tech approve of a plan of liquidation or dissolution of Fuel Tech.

Executive Performance RSU Long-Term Incentive

In March of 2013, the Committee approved the Company entering into an Executive Performance RSU Award Agreement (the 2013 Agreement), as authorized by the FTIP, with each of the Company’s President/Chief Executive Officer; Executive Vice President, Worldwide Operations; Executive Vice President, Marketing & Sales; Senior Vice President, Treasurer/Chief Financial Officer; and Senior Vice President, General Counsel and Secretary; (each a 2013 Participant). In March of 2014, the Committee approved the Company entering into an Executive Performance RSU Award Agreement (the 2014 Agreement), as authorized by the FTIP, with each of the Company’s President/Chief Executive Officer; Executive Vice President, Chief Operating Officer; Executive Vice President, Marketing & Sales; Senior Vice President, Treasurer/Chief Financial Officer; and Senior Vice President, General Counsel and Corporate Secretary (each a 2014 Participant).) (Each of the 2013 Participants and the 2014 Participants are hereinafter sometimes referred to collectively as Participating Executive, and each of the 2013 Agreements and 2014 Agreements are sometimes referred to collectively as the Agreement.) The 2013 Agreement and the 2014 Agreement provide each 2013 Participant and each 2014 Participant with the opportunity to be awarded target RSUs for the applicable year as illustrated in the Target RSU Table below.

The Committee derived the total amount of target RSUs available for grant to a Participating Executives through a comparative analysis of long-term incentive equity grants (expressed as a percentage of market capitalization) made for the same or similar executive job positions within the companies that make up Fuel Tech’s Peer Group Companies (as the term is defined below) for 2013 and 2014 respectively. The Committee considered various percentile ranges and concluded that an approximate percentage between the median and 75th percentile be used as a basis for determining the total amount of target RSUs for the Participating Executives in 2013 and 2014, respectively. That derived total amount of target RSUs was then divided equally among the three RSU components identified in the Agreement — Look-Back RSUs, Revenue Growth RSUs and Total Stockholder Return Performance RSUs. Actual RSU awards are contingent on performance by the Participating Executives and the Company in the performance areas and for the measurement periods set forth in the applicable Agreement.

Aside from the target RSUs established for Participating Executives in each such executive’s 2013 Agreement and 2014 Agreement respectively, the substantive terms of those agreements were identical except that the composition of the Company’s peer group in the 2014 Agreement changed to the companies listed in the Use of Peer Groups section below.

Look-Back RSUs: Each Participating Executive has the opportunity to earn a targeted amount of “Look-Back RSUs” based upon the Participating Executive’s performance during 2013 and 2014, respectively. After the completion of the applicable calendar year, the Committee, in its business judgment, may approve or not approve the Company granting to each Participating Executive a number of Look-Back RSUs between zero and one hundred fifty percent of the targeted Look-Back RSU amount based on the Committee’s subjective, qualitative assessment of each such executive’s overall performance during the applicable calendar year. No specific, individualized prospective performance goals are associated with the Look-Back RSUs for any of the Participating Executives, and the Committee may use a variety of factors in determining the amount of any such award, including one or more of the factors shown in Exhibit A of the Agreement. All such RSU grants shall otherwise be made subject to the terms of the Company’s standard Executive Performance RSU Agreement and the Plan, including a vesting schedule that provides for vesting of one-third of the granted Look-Back RSUs after the first thirteen month anniversary of the grant determination date, one-third after the second twelve month grant anniversary date and one-third after the third twelve month grant anniversary date.

Revenue Growth RSUs: Each Participating Executive has the opportunity to earn a targeted amount of RSUs (Revenue Growth RSUs) to be granted dependent upon the Company’s revenue performance over a two-year period. During a two-year measurement period commencing effective January 1st in the calendar year in which the applicable Agreement is executed and ending on December 31st of the following calendar year, the Company’s revenues will be measured against a peer group of companies selected by the Committee with input by the Committee’s independent compensation consultant (Peer Group Companies). As soon as practicable after the Peer Group Companies have reported their revenue growth for the two-year period, the Committee shall compare the Company’s revenue growth for such period with that of the Peer Group Companies. The Committee will evaluate the Company’s ranking of revenue growth performance in light of those rankings and shall approve a grant to the Participating Executive of a number of Revenue Growth RSUs as determined by that ranking as shown in the Performance Ranking table below. All such RSU grants shall otherwise be made subject to the terms of the Company’s standard Executive Performance RSU Agreement and the Plan, including a vesting schedule that provides that two-thirds of the granted RSUs will vest immediately on the grant determination date, and the remaining one-third one year after the grant determination date.

	Performance Ranking Table
	Fourth Quartile of Peer Group Companies (Lowest)	Third Quartile of Peer Group Companies	Second Quartile of Peer Group Companies	First Quartile of Peer Group Companies
Percentage of Target RSU Amount to be Granted	0%	50%	100%	150%

TSR Performance RSUs: Each Participating Executive has the opportunity to earn a targeted amount of RSUs (TSR Performance RSUs) to be granted dependent upon the Company’s performance over a two-year period measured in terms of the Company’s total return to stockholders per share of stock (TSR). During a two-year measurement period commencing effective January 1st in the calendar year in which the applicable Agreement is executed and ending on December 31st of the following calendar year, the Company’s TSR performance will be measured against the TSR performance of the Peer Group Companies. As soon as practicable after the Peer Group Companies have reported their TSR performance for the two-year period, the Committee shall compare the Company’s TSR performance for such period with that of the Peer Group Companies. The Committee will evaluate the Company’s TSR performance in light of those rankings and shall approve a grant to the Participating Executive of a number of TSR Performance RSUs as determined by that ranking as shown in the Performance Ranking table above. All such RSU grants shall otherwise be made subject to the terms of the Company’s standard Executive Performance RSU Agreement and the Plan, including a vesting schedule that provides that two-thirds of the granted RSUs will vest immediately on the grant determination date, and one-third one year after the grant determination date.

Target RSU Amounts Established:

In March of 2013 and March of 2014, respectively, the Committee established target RSU amounts for each Participating Executive as shown in the following Target RSU Table:

Target RSU Table

Name	Year	Target Look-Back RSUs*(1)	Target Revenue Growth RSUs*	Target TSR Performance RSUs*
Vincent J. Arnone	2014	17,600	17,600	17,600
Executive Vice President, Chief Operating Officer	2013	24,000	24,000	24,000
Douglas G. Bailey	2014	24,000	24,000	24,000
President and Chief Executive Officer	2013	42,000	42,000	42,000
David S. Collins	2014	12,800	12,800	12,800
Senior Vice President, Chief Financial Officer and Treasurer	2013	18,000	18,000	18,000
Albert G. Grigonis	2014	12,800	12,800	12,800
Senior Vice President, General Counsel and Secretary	2013	18,000	18,000	18,000
Robert E. Puissant	2014	12,800	12,800	12,800
Executive Vice President, Marketing and Sales	2013	18,000	18,000	18,000

2013 Total Aggregate Pool of Target RSUs		120,000	120,000	120,000
2014 Total Aggregate Pool of Target RSUs		80,000	80,000	80,000

*	The total aggregate amount of RSUs shown for each year for each category represents the total aggregate target amount of RSUs available for grant to all of the Participating Executives for the year shown. The actual total aggregate amount of RSUs granted for each category can range from 0% to 100% for Look-Back RSUs and 0% to 150% for Revenue Growth or TSR Performance RSUs as shown in the Performance Ranking Table above.
(1)	Effective March 12, 2014, after reviewing the Company’s 2013 performance and each Participating Executive’s performance in 2013 as described under the caption Summary of NEO Compensation below, the Committee, in its discretion, voted to award actual Look-Back RSUs to each Participating Executive as follows: Mr. Arnone was granted 26,880 RSUs, Mr. Bailey was granted 28,800 RSUs, Messrs. Collins and Grigonis were granted 15,360 RSUs, and Mr. Puissant was granted 9,600 RSUs. The 2013 total aggregate actual amount of Look-Back RSUs granted to all Participating Executives represented 80% of the available 2013 total aggregate target amount of Look-Back RSUs available.

In the event of a participant’s termination, vested and unvested Look-Back RSUs, Revenue Growth RSUs and TSR Performance RSUs that have been granted will be treated as follows: if the termination is for cause, all such vested and unvested RSUs will be forfeited; if the termination is for death or total disability, all such unvested RSUs will vest; and if the termination is for any other reason, all such unvested RSUs will be forfeited.

In the event of a participant’s termination before the grant determination date, Look-Back RSUs, Revenue Growth RSUs and TSR Performance RSUs will be granted, as follows: In the case of Look-Back RSUs, and the termination is due to death or total disability, the Committee shall determine to award none, some or all of the Target Look-Back RSUs; if the termination is for any other reason, no Look-Back RSUs will be awarded. In the case of Revenue Growth RSUs and TSR Performance RSUs, and the termination is by the Company without cause, or for death or total disability, the Committee will award a number of Revenue Growth RSUs and TSR

Performance RSUs based on the percentage of target grants that would have been earned at the date of the termination, pro-rated based on the number of months of employment completed by the participant in the measurement period, divided by 36. In the case of Revenue Growth RSUs and TSR Performance RSUs, and the termination is for any other reason, no such RSUs will be awarded.

Unvested Look-Back RSUs, Revenue Growth RSUs and TSR Performance RSUs that have been granted under the Agreement will vest upon a change-in-control (as defined in the Agreement), unless the Company is the surviving entity or the surviving entity effectively assumes the unvested RSUs. If, however, these RSUs do not vest upon a change-in-control, but the participant is terminated without cause, or the participant terminates for good reason (as defined in the Agreement) or for death or disability within two years of the change-in-control, then the RSUs will nonetheless vest.

Look-Back RSUs, Revenue Growth RSUs and TSR Performance RSUs may be granted, and will be granted, in the event of a change-in-control before the grant determination date, as follows: In the case of Look-Back RSUs, the Committee shall determine to award none, some or all of the Target Look-Back RSUs, and whether to accelerate the vesting of those Look-Back RSUs it so awards. In the case of Revenue Growth RSUs and TSR Performance RSUs, the Committee shall determine to award none, some or all of the Target Revenue Growth RSUs and Target TSR Performance RSUs and whether to accelerate the vesting of those Revenue Growth RSUs and TSR Performance RSUs it so awards. In the case of Revenue Growth RSUs and TSR Performance RSUs, however, the Committee must award a minimum number of Revenue Growth RSUs and TSR Performance RSUs. This minimum number is based on the percentage of target grants that would have been earned at the date of the change-in-control, pro-rated based on the number of months of employment completed by the participant in the measurement period, divided by 36.

Material Compensation Actions

As of February 25, 2014, the Committee approved a modified list of companies to constitute the Peer Group of companies as more particularly described in the Use of Peer Groups section below.

As of February 25, 2014, the Committee took the following actions:

•	Determined there would be a payout under the 2013 EOIP as further described above.

•	Approved the 2014 EOIP as further described above.

•	Approved a profit sharing contribution in the amount of $300,000 to the Company’s 401(k) plan.

•	As of March 12, 2014, the Committee took the following actions:

•	Approved awarding Look-Back RSUs under their 2013 Executive Performance RSU Award Agreements to Messrs. Bailey, Arnone, Collins, Grigonis and Puissant, each an NEO, at the actual amount of Look-Back RSUs as described above in the footnotes to the Target RSUs Table and the Summary of NEO Compensation below.

•	For Messrs. Bailey, Arnone, Collins, Grigonis and Puissant, each an NEO, the Committee approved a form of 2014 Executive Performance RSU Award Agreement, the Company entering into that agreement with each of those NEOs, and the establishment of 2014 target RSU award amounts for each of those NEOs under those agreements (See the Executive Performance RSU Long-Term Incentive discussion in the Long-Term Incentives portion of the Compensation Elements section above).

•

The Committee, approved awarding Revenue and TSR performance RSUs under their 2012 Executive Performance RSU Award Agreements with the Company to Messrs. Bailey, Arnone, Collins and Puissant, based on the Revenue and TSR quartile performance of the Company against that of its 2012 Peer Group of companies as generally described in the Executive Performance RSU Long-Term Incentive discussion in the Long-Term Incentives portion of the Compensation Elements section above and more particularly set forth in the previously disclosed 2012 Executive Performance RSU Award Agreement. Those approved awards are shown in the table below.

Name	Performance Period	Target Revenue Growth RSUs	Quartile Performance Rating(1)		Actual Revenue Growth RSUs Granted(2)	Target TSR Performance RSUs	Quartile Performance Rating(1)		Actual TSR Performance RSUs Granted(2)
Douglas G. Bailey	2012-2013	17,100	2nd (100%	)	17,100	17,100	2nd (100%	)	17,100
President and Chief Executive Officer
Vincent J. Arnone	2012-2013	9,900	2nd (100%	)	9,900	9,900	2nd (100%	)	9,900
Executive Vice President, Chief Operating Officer
David S. Collins	2012-2013	9,000	2nd (100%	)	9,000	9,000	2nd (100%	)	9,000
Senior Vice President, Chief Financial Officer and Treasurer
Robert E. Puissant	2012-2013	9,000	2nd (100%	)	9,000	9,000	2nd (100%	)	9,000
Executive Vice President, Marketing and Sales

(1)	The applicable quartile performance rating was determined using the methodology explained under the heading “Executive Performance RSU Long-Term Incentive” above.
(2)	For all Revenue Growth RSUs and TSR Performance RSUs actually granted, two-thirds of the granted RSUs will vest immediately on the grant determination date, and the remaining one-third one year after the grant determination date.

The Role of Say-on-Pay Votes

The Company provides its stockholders with the opportunity to cast an annual advisory vote on executive compensation (“say-on-pay proposal”.) At the Company’s annual meeting of stockholders held on May 24, 2013, 95% of the votes cast on the say-on-pay proposal at the meeting were voted in favor of the proposal. The Compensation Committee evaluated these results and concluded that this vote reflected our stockholders’ support of the Company’s approach to executive compensation. Accordingly, in 2014, the Company did not change its approach to executive compensation or make any significant changes to its executive compensation programs based on stockholder feedback. The Compensation Committee expects to continue to consider the outcome of the Company’s say-on-pay votes when making future compensation decisions for the Named Executive Officers.

Benchmarking, Consultants and the Use of Peer Groups

Fuel Tech has from time to time made use of the services of Frederick W. Cook & Co., Inc. (Cook), a compensation consultant, to address matters of compensation and benefits, and to identify peer group companies based on industry, markets and size. Fuel Tech recognizes that compensation practices must be competitive in the marketplace and marketplace information is one of the many factors that are considered in assessing the reasonableness of compensation programs. The Compensation Committee retains the discretion to make all final decisions relative to matters of compensation and benefits.

The Committee engaged in benchmarking for its NEOs based on the use of 2013 data from the peer group of companies shown below. The overall compensation programs for the Company’s NEOs are designed to reward achievement of performance and to attract, retain, and motivate them in an increasingly competitive talent market. The Committee examined compensation data for the peer group of companies shown below to stay current with market pay practices and trends and to understand the competitiveness of our overall executive compensation programs and their various elements. The Committee used this benchmarking data for informational purposes. It does not formulaically target a specific percentile or make significant compensation decisions based on market data or peer group benchmarking data alone, which avoids a “ratcheting up” impact. The Committee uses performance as a primary driver of compensation levels.

The peer group of companies listed below was chosen due to their inclusion in the evolving clean technology or alternative energy industries segment and, for some, common listing in certain third-party clean technology indices that also include Fuel Tech, which indices consider market capitalization, revenues and company size as factors.

Active Power	FuelCell Energy
ADA-ES	Fuel Systems Solutions
American Superconductor	Peerless Manufacturing
Amerigon	Plug Power
Ballard Power Systems	Power Integrations
Capstone Turbine	Quantum Fuel Systems
CECO Environmental	RenTech
Clean Energy Fuels	Syntroleum

As described above, from time to time, the Committee may supplement its business judgment pertaining to its consideration of Fuel Tech compensation matters with a variety of market information obtained from a number of different sources including, among other things, the Committee’s general knowledge regarding compensation matters, information from one or more independent compensation consultants, peer company data, benchmarking related to that data, information obtained from independent search firms, and historical and current Fuel Tech compensation data.

Ownership Guidelines

Fuel Tech does not have a stock ownership policy for its executive officers.

Hedging and Insider Trading Policies

Fuel Tech does not have a formal policy on hedging. Fuel Tech does prohibit all employees from speculating in Fuel Tech securities, which includes, but is not limited to: short selling; and the purchase and sale or sale and purchase, in non-exempt transactions, of Common Stock within periods of less than six months. Fuel Tech prohibits trading in Common Stock during closed periods from the end of a quarterly period until the third day following the announcement of earnings for that quarterly period.

Equity Grant Practices

As discussed in the Long-Term Incentives portion of the Compensation Elements section above, long-term incentives in the form of stock options or RSUs have been issued by Fuel Tech under the FTIP in accordance with compensation policy as determined by the Committee from time to time.

Under current policy, based on the level of the employee position, new employee stock options or RSUs or some combination thereof may be granted at the first Committee meeting following employment. However, from time to time, an option or RSU award may be authorized by the Committee to be granted and effective on a specified date or event, such as on the first date of employment or after a performance measurement time period. The price of all options granted is the mean of the high and low stock prices reported on the NASDAQ Stock Market, Inc. for the effective date of grant. Also, under the current policies of the Committee: all employees’ options have a term of ten years and are subject to a four-year vesting schedule as follows: 50% of the options vest two years from the grant date and 25% vest on each subsequent year on that date. Vesting of an RSU award (RSU Award) is controlled by the terms of the vesting schedule in the RSU Award Agreement. Vesting can vary from RSU Award to RSU Award, and may be based on the passage of time, the achievement of pre-determined performance criteria or any combination of the foregoing. For time-vested RSUs, granted after March 2012, the Company’s vesting schedule is one-third of the RSU Award after one year, one-third after the second year, and one-third after the third year. Depending on the circumstances, the Company may use a different vesting schedule whether for time-vested RSUs or other RSU Awards.

The Committee may grant options or RSU’s to existing employees on a periodic basis based on the level of the employee position and as well as certain of the factors or performance measurement factors enumerated in the Long-Term Incentives portion of the Compensation Elements section above. While there are no mandatory levels established for the quantity of options or RSUs to be granted, Fuel Tech has used historical practice and employee job level as two of the factors it considers.

Retirement Benefits

Fuel Tech has no defined benefit pension plan. Fuel Tech has a 401(k) Plan covering substantially all employees. The 401(k) Plan is an important factor in attracting and retaining employees as it provides an opportunity to accumulate retirement funds. Fuel Tech’s 401(k) Plan currently provides for annual deferral of up to $17,500 for individuals until age 50, $23,000 for individuals 50 and older, or as allowed by the Internal Revenue Code.

Fuel Tech annually matches 50% of employee contributions up to 6% of the employee’s salary, or a maximum annual match of $7,650. Fuel Tech may also make discretionary profit sharing contributions to the 401(k) Plan on an annual basis. Matching and profit sharing contributions vest over a three-year period.

Welfare Benefits

In order to attract and retain employees, Fuel Tech provides certain welfare benefit plans to its employees, which include medical and dental insurance benefits, group term life insurance, voluntary life and accidental death and dismemberment insurance and personal accident insurance. These benefits are not provided to non-employee directors.

Employment Agreements; Potential Payments Upon Termination or Change-in-Control

Messrs. Arnone, Bailey, Collins, Grigonis and Puissant are each party to an employment agreement with Fuel Tech effective as follows: September 20, 2010 for Mr. Arnone; April 1, 2010 for Mr. Bailey; August 2, 2010 for Mr. Collins; July 14, 2003 for Mr. Grigonis; and August 31, 2009, for Mr. Puissant. These agreements are for indefinite terms, for disclosure and assignment of inventions to Fuel Tech, protection of Fuel Tech proprietary data, covenants against certain competition and arbitration of disputes. These employment agreements are for terms of employment “at will” and do not provide for severance payments. Under the agreements for Messrs. Arnone, Bailey, Collins, and Puissant however, each executive is entitled to continuation of base salary and benefits, and incentive bonus amounts earned under the plan for the year of termination, for up to one year or sooner on finding comparable employment, after involuntary termination not for cause within one year of a “change in control” as described in the table below.

The following table quantifies potential payments that could be made to NEOs under various circumstances involving termination or change-in-control assuming such event occurred on December 31, 2013:

Named Executive Officer	Termination Event(1)	Base Salary(2)($)	Bonus(3)($)	Value of Awarded RSUs(4)($)	Value of Awarded Options(5)($)	Benefits(6)($)	Total($)
Vincent J. Arnone	Change-in-Control	—	—	773,193	39,800	—	812,993
	Termination without Cause within 1 year of Change-in- Control	345,000	95,398	—	—	14,356	454,754

Douglas G. Bailey	Change-in- Control	—	—	1,409,471	36,150	20,143	1,465,764
	Termination without Cause within 1 year of Change-in- Control	450,000	166,946	—	—	20,143	637,089

David S. Collins	Change-in- Control	—	—	663,156	—	—	663,156
	Termination without Cause within 1 year of Change-in- Control	290,000	71,548	—	—	16,659	378,207

Albert G. Grigonis	Change-in- Control	—	—	465,281	—	—	465,281
	Termination without Cause within 1 year of Change-in- Control	—	71,548	—	—	—	71,548

Robert E. Puissant	Change-in-Control	—	—	645,431	—	—	645,431
	Termination without Cause within 1 year of Change-in- Control	335,000	71,548	—	—	24,309	430,857

(1)	No payments are due to any Named Executive Officer upon a termination of employment for any other reason.
(2)	Assumes annual base salaries in effect as of January 1, 2014. In the event of a termination of employment without Cause within one year of a change-in-control, each of Messrs. Arnone, Bailey, Collins and Puissant is entitled to continuation of base salary and benefits for up to the earlier of one year after such termination or until such officer attains comparable employment with an equivalent salary. For illustrative purposes, a full year of base salary for each of Messrs. Arnone, Bailey, Collins and Puissant is shown.
(3)	Amounts shown assume (a) a termination date of December 31, 2013, and (b) that no payments for incentive compensation earned in 2013 had previously been made to any Named Executive Officer. Accordingly, the amounts shown reflect the full value of the incentive compensation earned in 2013 by each Named Executive Officer under the EOIP.
(4)	Amounts shown represent value of all unvested RSUs outstanding at December 31, 2013 determined by using the closing price of the Company’s Common Stock on the Nasdaq Stock Market on such date, which was $7.09 per share.
(5)	Messrs. Bailey, Grigonis and Puissant hold stock options in the amounts of 42,500, 30,000 and 40,000, respectively, that are not included in the amounts above. Although such options would immediately vest upon a change-of-control, no value has been attributed to such amounts because the exercise price of each such unvested option is higher than $7.09 per share, the closing price of the Company’s Common Stock on the Nasdaq Stock Market on December 31, 2013.
(6)	Assumes benefits paid at 2013 levels.

Indemnification and Insurance

Under the Fuel Tech Certificate of Incorporation and the terms of individual indemnity agreements with the directors and executive officers, indemnification is afforded Fuel Tech’s directors and executive officers to the fullest extent permitted by Delaware law. Such indemnification also includes payment of any costs that an indemnitee incurs because of claims against the indemnitee and provides for advancement to the indemnitee of those costs, including legal fees. Fuel Tech is not, however, obligated to provide indemnity and costs where it is adjudicated that the indemnitee did not act in good faith in the reasonable belief that the indemnitee’s actions were in the best interests of Fuel Tech, or, in the case of a settlement of a claim, such determination is made by the Board.

Fuel Tech carries insurance providing indemnification, under certain circumstances, to all of its directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers. The current annual premium for this policy is $253,196.

No payments have been made for such indemnification to any past or present director or officer by Fuel Tech or under any insurance policy.

Compensation Recovery Policies

Fuel Tech’s Board maintains a policy that it will evaluate in appropriate circumstances whether to seek the reimbursement of certain compensation awards paid to an executive officer, if such executive engages in misconduct that caused or partially caused a restatement of financial results, in accordance with Section 304 of the Sarbanes-Oxley Act of 2002. If the Board determines that circumstances warrant, Fuel Tech will seek to recover appropriate portions of the executive officer’s compensation for the relevant period, as provided by law.

Tax Deductibility of Executive Compensation

Fuel Tech reviews and considers the deductibility of executive compensation under the requirements of Internal Revenue Code Section 162(m), which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the Company’s incentive plans is generally fully deductible for federal income tax purposes.

Accounting for Equity-Based Compensation

On January 1, 2006, Fuel Tech began accounting for the equity-based compensation issued under the FTIP in accordance with the requirements of with FASB ASC Topic No. 718.

Summary of NEO Compensation

It has been Fuel Tech’s practice that overall NEO compensation consists of three primary elements: base salary, a short-term incentive plan based on financial performance (whether under the EOIP or a sales commission plan, as applicable), and long-term incentives. Those primary elements of compensation paid by Fuel Tech to its NEOs are reflected in the following chart.

The Committee determined the amounts to be paid to each NEO for fiscal 2013 as follows:

•	Vincent J. Arnone, Executive Vice President, Chief Operating Officer: Mr. Arnone was appointed Executive Vice President, Chief Operating Officer on January 2, 2014. Throughout 2013, Mr. Arnone

was Executive Vice President, Worldwide Operations for the Company. Mr. Arnone’s compensation for 2013 consisted primarily of the following:

•	Base Salary: Since March 1, 2013, Mr. Arnone’s annualized base salary has remained at $345,000.

•	Short-Term Incentives: Mr. Arnone earned $95,398 payout under the 2013 EOIP as further described in the Executive Officer Incentive Plan portion of the Compensation Elements section above.

•	Long-Term Incentives: Pursuant to a 2013 Executive Performance RSU Award Agreement previously entered into between Mr. Arnone and the Company, effective March 12, 2014, the Committee, in its discretion, approved a grant of 26,800 Look-Back RSUs to Mr. Arnone in light of his continuing leadership contribution to the Company’s strategic expansion of its international operations in 2013, the Company’s record 2013 international revenues and consolidated revenues, his leadership contribution to the Company’s project execution operation including successful execution of the Company’s largest international project to date, retention considerations, as well certain of the Equity Award Factors set forth in that agreement.

•	Douglas G. Bailey, President and Chief Executive Officer: Mr. Bailey’s compensation for 2013 consisted primarily of the following:

•	Base Salary: Since January 1, 2011, Mr. Bailey’s annualized base salary has remained at $450,000.

•	Short-Term Incentives: Mr. Bailey earned $166,946 payout under the 2013 EOIP as further described in the Executive Officer Incentive Plan portion of the Compensation Elements section above.

•	Long-Term Incentives: Pursuant to a 2013 Executive Performance RSU Award Agreement previously entered into between Mr. Bailey and the Company, effective March 12, 2014, the Committee approved a grant of 28,800 Look-Back RSUs to Mr. Bailey in light of the Company’s record 2013 international revenues and consolidated revenues, Mr. Bailey’s leadership in the Company’s execution of its succession planning strategy and the continued evolution of the Company’s long-range strategic plan, retention considerations, as well certain of the Equity Award Factors set forth in that agreement.

•	David S. Collins, Senior Vice President, Chief Financial Officer and Treasurer: Mr. Collins’s compensation for 2013 consisted primarily of the following:

•	Base Salary: Since March 1, 2012, Mr. Collins’ annualized base salary has remained at $290,000.

•	Short-Term Incentives: Mr. Collins earned $71,548 payout under the 2013 EOIP as further described in the Executive Officer Incentive Plan portion of the Compensation Elements section above.

•	Long-Term Incentives: Pursuant to a 2013 Executive Performance RSU Award Agreement previously entered into between Mr. Collins and the Company, effective March 12, 2014, the Committee approved a grant of 15,360 Look-Back RSUs to Mr. Collins in light of the Company’s record 2013 international revenues and consolidated revenues, his continued financial leadership contribution to the implementation of the Company’s new accounting system and continued operational expansion into international markets, retention considerations, as well certain of the Equity Award Factors set forth in that agreement.

•	Albert G. Grigonis, Senior Vice President, General Counsel and Secretary: Mr. Grigonis’ compensation for 2013 consisted primarily of the following:

•	Base Salary: Since March 1, 2012, Mr. Grigonis’ annualized base salary has remained at $262,500.

•	Short-Term Incentives: Mr. Grigonis earned $71,548 payout under the 2013 EOIP as further described in the Executive Officer Incentive Plan portion of the Compensation Elements section above.

•	Long-Term Incentives: Pursuant to a 2013 Executive Performance RSU Award Agreement previously entered into between Mr. Grigonis and the Company, effective March 12, 2014, the Committee approved a grant of 15,360 Look-Back RSUs to Mr. Grigonis in light of the Company’s record 2013 international revenues and consolidated revenues, his leadership of the ongoing legal support for the Company’s strategic initiatives and corporate governance functions including Board and Board committee operations, retention considerations, as well certain of the Equity Award Factors set forth in that agreement.

•	Robert E. Puissant, Executive Vice President, Marketing and Sales: Mr. Puissant’s compensation for 2013 consisted primarily of the following:

•	Base Salary: Since March 1, 2013, Mr. Puissant’s salary has remained at $335,000.

•	Short-Term Incentives: Mr. Puissant earned $71,548 payout under the 2013 EOIP as further described in the Executive Officer Incentive Plan portion of the Compensation Elements section above.

•	Long-Term Incentives: Pursuant to a 2013 Executive Performance RSU Award Agreement previously entered into between Mr. Puissant and the Company, effective March 12, 2014, the Committee approved a grant of 9,600 Look-Back RSUs to Mr. Puissant in light of the Company’s record consolidated revenues, his continued leadership in the Company’s pursuit of new product market opportunities, retention considerations, as well certain of the Equity Award Factors set forth in that agreement.

SUMMARY COMPENSATION TABLE

The table below sets forth information concerning fiscal years 2013, 2012 and 2011 compensation awarded to, earned by or paid in all capacities to the “Named Executive Officers,” who are the President and Chief Executive Officer, Treasurer and Chief Financial Officer, and each of the most highly compensated executive officers other than the President and Chief Executive Officer or the Treasurer and Chief Financial Officer, whose total compensation exceeded $100,000.

(a)	(b)	(c)	(e)	(f)	(g)	(i)	(j)
Name & Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Vincent J. Arnone	2013	345,000	336,480	—	95,398	14,356	791,234
Executive Vice President,	2012	342,042	146,520	—	—	14,016	502,578
Chief Operating Office	2011	325,000	190,400	—	142,695	17,998	676,093

Douglas G. Bailey	2013	450,000	588,840	—	166,946	20,143	1,225,929
President and Chief	2012	450,000	253,080	—	—	19,603	722,683
Executive Officer	2011	450,000	380,800	—	445,575	14,384	1,290,759

David C. Collins	2013	290,000	252,360	—	71,548	16,659	630,567
Senior Vice President,	2012	289,083	133,200	—	—	16,094	438,377
Treasurer and Chief Financial Officer	2011	280,000	190,400	—	142,695	18,891	631,986

Albert G. Grigonis	2013	265,000	252,360	—	71,548	24,309	613,217
Senior Vice President,	2012	250,000	82,800	—	50,073	23,444	406,317
General Counsel and Secretary	2011	230,000	—	—	86,013	27,054	343,067

Robert E. Puissant	2013	335,000	252,360	—	71,548	24,309	683,557
Executive Vice President,	2012	333,333	133,200	—	—	23,444	489,977
Marketing & Sales	2011	320,833	190,400	—	142,695	39,054	692,982

(1)	The amounts in these columns reflect stock and option awards that were granted in 2013, 2012, and 2011. The amounts represent the aggregate grant date fair value of awards granted in each respective year computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), excluding the effect of forfeitures (see footnote 7 to the financial statements in our annual report on Form 10-K for a further discussion of the accounting for stock awards). The Look-Back, Revenue and TSR RSUs associated with our long-term incentive plan are included in stock awards at the service inception date, even though they will not be granted until future years. For 2013 and 2012, the maximum value of outstanding stock awards subject to performance conditions exceeded the amount computed in accordance with accounting standards, and are for Mr. Arnone $528,000 and $200,871, for Mr. Bailey $924,000 and $346,959, for Mr. Collins $396,000 and $182,610, for Mr. Grigonis $396,000 and $0, and for Mr. Puissant $396,000 and $182,610, respectively. See the Grants of Plan-Based Awards table below for further information on awards made in 2013.
(2)	The amounts in this column include cash bonuses.
(3)	“All Other Compensation” includes for each of the Named Executive Officers, matching contributions and profit sharing allocations to the Fuel Tech 401(k) Plan; expense for life, accidental death and dismemberment and long-term disability insurance; and, for Mr. Puissant it also includes reimbursement for temporary housing expenses of $12,000 in 2011.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2013

TO NAMED EXECUTIVE OFFICERS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Closing Price per Share ($/Sh) on Grant Date (k)	Grant Date Fair Value of Stock Option and Other Stock Awards($) (2)(l)
Name (a)	Grant Date (b)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Vincent J. Arnone	3/15/2013	35,000	95,398	122,296	24,000	72,000	96,000	4.45	336,480
Douglas G. Bailey	3/15/2013	20,000	166,946	214,018	42,000	126,000	168,000	4.45	588,840
David S. Collins	3/15/2013	15,000	71,548	91,722	18,000	54,000	72,000	4.45	252,360
Albert G. Grigonis	3/15/2013	15,000	71,548	91,722	18,000	54,000	72,000	4.45	252,360
Robert E. Puissant	3/15/2013	15,000	71,548	91,722	18,000	54,000	72,000	4.45	252,360

(1)	The Registrant’s 2013 EOIP was adopted by the Compensation Committee, effective March 15, 2013. As described in the Executive Officer Incentive Plan portion of the Compensation Elements section above, if a minimum performance threshold for Adjusted EBITDA was achieved in 2013, an amount would be paid based on three factors, with a minimum amount of 1.00% of Adjusted EBITDA and a maximum amount of 4.00% of Adjusted EBITDA. The EOIP does not have a performance “target” or a determinable amount payable if the target is met. Amounts in columns (c), (d) and (e) are representative amounts based on the minimum amount of 1.00% of Adjusted EBITDA, actual performance for the last fiscal year, and the maximum amount of 4.00% of 2013 Adjusted EBITDA, assuming the minimum performance threshold for Adjusted EBITDA was achieved.
(2)	Amounts shown represent the targeted number of Look-Back, Revenue, and TSR RSUs established under the 2013 Executive Performance RSU Award Agreements between the Company and each of the NEOs listed above. These RSUs are deemed for reporting purposes to have a grant date of March 15, 2013 even though they will not be granted, if at all, until 2014 or 2016, depending on the type of award. All Look-Back RSUs vest one-third thirteen months after the grant determination date, one-third after the second anniversary of the grant determination date and the remaining one-third after the third anniversary date. The Revenue and TSR RSUs each vest two-thirds immediately on the grant determination date with the remaining one-third vesting after the first anniversary date of the grant determination date as discussed under the heading Executive Performance RSU Long-Term Incentive under the Compensation Elements section above.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2013

FOR NAMED EXECUTIVE OFFICERS

	Option Exercises and Stock Vested Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(e)
Vincent J. Arnone	—	—	10,666	44,778
Douglas G. Bailey	40,000	153,200	27,582	142,904
David S. Collins	—	—	15,666	87,453
Albert G. Grigonis	—	—	20,065	87,121
Robert E. Puissant	—	—	13,166	66,116

OUTSTANDING EQUITY AWARDS AT 2013 FISCAL YEAR-END

FOR NAMED EXECUTIVE OFFICERS

For each of the options described below, the option expiration date is the 10th anniversary of the grant date; each of these options vests 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date. See the text under the caption “Equity Grant Practices” in the Compensation Discussion and Analysis above.

	Option Awards
(a)	(b)	(c)	(e)	(f)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Vincent J. Arnone	30,000	10,000	6.10	09/20/2020
Executive Vice President, Chief Operating Officer
Douglas G. Bailey	15,000		4.68	12/06/2014
President and Chief Executive Officer	12,500		8.46	12/05/2015
	10,000		25.49	12/07/2016
	10,000		17.82	03/07/2018
	10,000		10.20	05/20/2019
David S. Collins	—	—	—	—
Senior Vice President, Chief Financial Officer and Treasurer
Albert G. Grigonis	10,000	—	8.46	12/05/2015
Senior Vice President, General Counsel and Secretary	20,000		10.20	05/20/2019
Robert E. Puissant	40,000		10.15	08/31/2019
Executive Vice President, Marketing and Sales

At December 31, 2013 the following RSUs were outstanding. See the text under the caption Equity Grant Practices section in the Compensation Discussion and Analysis above.

(a)	(g)	(h)	(i)	(j)
Name	Number of Units of Stock That Have Not Vested (#)(1)	Market Value of Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested($)(2)
Vincent J. Arnone	17,254	122,331	91,800	650,862
Executive Vice President, Chief Operating Officer
Douglas G. Bailey	38,597	273,653	160,200	1,135,818
President and Chief Executive Officer
David S. Collins	21,534	152,676	72,000	510,480
Senior Vice President, Chief Financial Officer and Treasurer
Albert G. Grigonis	11,625	82,421	54,000	382,860
Senior Vice President, General Counsel and Secretary
Robert E. Puissant	19,034	134,951	72,000	510,480
Executive Vice President, Marketing and Sales

(1)	Amounts shown include the earned, unvested Common Stock to be issued in connection with the Look-Back, Revenue, and TSR RSUs granted on March 9, 2012 and March 15, 2013 in conjunction with the 2011 and 2012 Executive Performance RSU Award Agreements between the Company and each NEO as follows:

Name	Grant Year	Unvested Stock from Look-Back RSUs	Unvested Stock from TSR RSUs	Unvested Stock from Revenue RSUs
Vincent J. Arnone	2013	7,920	—	—
	2012	5,333	1,334	2,667
Douglas G. Bailey	2013	13,680	—	—
	2012	10,666	2,667	5,334
David S. Collins	2013	7,200	—	—
	2012	5,333	1,334	2,667
Robert E. Puissant	2013	7,200	—	—
	2012	5,333	1,334	2,667

All Look-Back RSUs vest one-third thirteen months after the grant determination date, one-third after the second anniversary date and one-third after the third anniversary date. All TSR Performance RSUs and Revenue RSUs vest two-thirds on the grant determination date and one-third after the first anniversary date of the grant determination date. For further detail, please see the discussion included under the heading Executive Performance RSU Long-Term Incentive under the Compensation Elements section above.

(2)	Market value reflects a per RSU value of $7.09, the closing price of Fuel Tech’s Common Stock on December 31, 2013.
(3)	Amounts shown include the following targeted number of Look-Back, Revenue, and TSR RSUs established in conjunction with the 2012 and 2013 Executive Performance RSU Award Agreements between the Company and each NEO as follows:

Name	Grant Year	Target Look-Back RSUs	Target TSR RSUs	Target Revenue RSUs
Vincent J. Arnone	2013	24,000	24,000	24,000
	2012	9,900	9,900	9,900
Douglas G. Bailey	2013	42,000	42,000	42,000
	2012	17,100	17,100	17,100
David S. Collins	2013	18,000	18,000	18,000
	2012	9,000	9,000	9,000
Albert G. Grigonis	2013	18,000	18,000	18,000
	2012	—	—	—
Robert E. Puissant	2013	18,000	18,000	18,000
	2012	9,000	9,000	9,000

All Target Look-Back RSUs, to the extent actually granted, vest one-third thirteen months after the grant determination date, one-third after the second anniversary date and one-third after the third anniversary date. All Target TSR Performance RSUs and Target Revenue RSUs, to the extent actually granted, vest two-thirds on the grant determination date and one-third after the first anniversary date of the grant determination date. For further detail, please see the discussion included under the heading Executive Performance RSU Long-Term Incentive under the Compensation Elements section above.

AGENDA ITEM NO. 2 APPROVAL OF THE FUEL TECH, INC. 2014 LONG-TERM INCENTIVE PLAN

At the Annual Meeting, our stockholders will be asked to approve our 2014 Long-Term Incentive Plan, which we refer to in this proxy statement as the 2014 Plan. The 2014 Plan has been adopted by Fuel Tech’s

Board, subject to and to be effective upon the same date the 2014 Plan is approved by our stockholders. The 2014 Plan is intended to replace our existing FTIP, which was first approved by the stockholders in 1993 and subsequently amended and approved by our stockholders in 2004. In the absence of re-approval, the ability to make new grants under the FTIP would terminate in June, 2014. If the stockholders approve the 2014 Plan, it will become effective on the day of the Annual Meeting and no further awards will be granted under our existing plan.

If approved, the 2014 Plan will be our primary equity incentive plan. (While we have a separate plan under which our Board members may defer board fees in the form of equity, this separate plan is limited to our Board members and only applies to cash compensation already earned by directors.) Our Board believes that the 2014 Plan will provide important incentives to attract and retain key individuals, which is essential to the Company’s long-term grown and success. If our stockholders do not approve the 2014 Plan, it will not be implemented, and our Board will need to consider substituting other forms of compensation to ensure that our compensation programs provide appropriate incentives for our key employees, consultants and directors. An affirmative vote of a majority of our stockholders is required to approve the 2014 Plan.

Considerations Evaluated for Adopting, and Recommending Approval of, our 2014 Plan

In deciding to adopt the 2014 Plan, our Board considered a number of factors, which it also believes are reasons for stockholders to approve adoption of the plan.

•	Our Board believes that it is desirable to continue to have an equity plan in place to be used as part of its compensation approach. We describe how we have used equity incentives for our compensation approach in the Compensation Discussion and Analysis section elsewhere in this proxy statement.

•	Since it was necessary under NASDAQ rules for Fuel Tech to bring an equity incentive plan to stockholders for approval, in order for equity incentive grants to continue to be made, our Board believed that this was an opportune time to re-examine the plan design.

•	Our Board considered it to be in the interests of its stockholders for its equity incentive plan to have a fixed number of shares available for awards, rather than the formula or “evergreen” approach used in our FTIP. This would make it easier for stockholders to judge how much potential dilution they were being asked to authorize, since it was a finite number rather than a formula. It would also make it easier to judge how long before current grant practices would exhaust the available number of shares, allowing stockholders to reexamine how successful our Board had been in utilizing equity incentives in its compensation practices in the context of any future request.

•	Under the 2014 Plan, 2,000,000 shares would be available for grant, representing an increase of 1,329,000 shares to the 671,000 shares that remained available for grant under the FTIP as of December 31, 2013. The 2,000,000 available shares will also be reduced by any grants made under the FTIP after December 31, 2013 and before shareholders approve the 2014 Plan, counted on a one-for-one basis.

•	Under the FTIP, awards in the form of options with an exercise price of $3.55 to $27.57 or more, covering approximately 1,688,500 shares, remain outstanding as of December 31, 2013. These shares represent an “overhang” of approximately 7.5% of our outstanding shares as of December 31, 2013. The table below shows the exercise price, remaining time until expiration and other detail for the aforementioned outstanding option awards. To the extent that one or more of the options shown below are not exercised before their expiration dates, that would decrease the outstanding shares overhang percentage shown above as the unexercised option shares would not result in dilution of stockholder equity.

Range of Exercise Prices	Full Outstanding	Weighted Average Exercise Price
$3.550 – $5.514	328,500	$4.4355
$5.520 – $11.030	775,875	$8.8821
$11.040 – $22.060	267,250	$14.5687
$22.070 – $27.570	316,875	$24.6892

	1,688,500	$11.8835

•	In setting the fixed number of shares available for award grants under the 2014 Plan, our Board considered its historical rate of granting awards and projected possible future rates of granting awards. Also, it considered the likelihood that awards under the plan would continue to be made in the form of RSUs rather than options. If our Compensation Committee continues to make equity grants at the average rate it has made grants in the last three fiscal years (including, for this purpose, the grants made by the committee after December 31, 2013), the number of shares available under the plan, as approved by our Board, would be sufficient to allow for grants for the next three years. The Company’s average equity expenditures for the last three fiscal years, known commonly as its “burn rate”, using the publicly disclosed methodology of ISS Proxy Advisory Services, which adjusts the calculation by a multiple of two for full value awards such as our RSUs, was approximately 3.60%. The Company understands this is below the applicable GICS group burn rate cap of 7.33% applied by ISS Proxy Advisory Services.

•	Our Compensation Committee, with the assistance of the Committee’s compensation consultant also reviewed the Company’s Peer Group to evaluate the Company’s awards outstanding and share usage rate as compared to those of its peers. Our annual shares granted from 2010 – 2012 (the most recent information then available with respect to the Company’s Peer Group) as a percentage of outstanding shares at the beginning of the last calendar year was 1.54%, which is slightly below the median of the Company’s Peer Group (1.61%). Additionally, we recomputed our Peer Group burn rate, again using ISS Proxy Advisory Services methodology. The Committee noted that our adjusted burn rate of 2.73% was slightly higher than the median of our Peer Group (2.28%).

•	The Committee also considered the potential dilution from outstanding equity awards and shares available for grant, also referred to as our overhang. Our overhang calculation as of December 31, 2013 was 9.6%, which is slightly below the median of our Peer Group (10.94%). Because a number of the Company’s outstanding awards are anti-dilutive, the burn rate was also recalculated to remove from the calculation our anti-dilutive awards, which, according to the Company’s Annual Report on Form 10-K, totaled 1,623,000 as of year-end 2013. Using this method, our overhang percentage dropped to 3.3%, which is below our Peer Group median (10.94%) and is also below our Peer Group 25th percentile (6.79%). We also calculated our overhang percentage including the incremental 2,000,000 additional share awards to be available under the 2014 Plan and determined that our adjusted overhang, with and without the anti-dilutive shares, totaled 17.37% and 10.11% respectively. These percentages are roughly in the 75th percentile and 50th percentile of our Peer Group, respectively. The Committee considered these comparisons to our Peer Group reflected positively on the proposed shares available under our 2014 Plan.

•	Under Section 162(m) of the Internal Revenue Code of 1986, compensation in excess of $1 million (including equity awards) is not deductible by Fuel Tech, unless it is subject to performance criteria approved by stockholders. While not currently a factor in its compensation decisions given our compensation levels, our Board considered that over the ten-year term of an equity incentive plan it may become a factor, and it then would be desirable, and in the best interests of the Company and its stockholders, if grant awards were under a plan that allowed for grants qualifying for an exemption from the deductibility limitations under Section 162(m). However, our Board wanted flexibility in the particular performance criteria available, as it periodically re-evaluated the effectiveness of its compensation plans. See the Compensation Discussion and Analysis section in this Proxy Statement for a discussion of the current performance criteria employed for current award grants.

•	Our Board considered that awards to directors under the 2014 Plan should reflect many of the same considerations used by our Compensation Committee for its executive compensation plans, and not be as inflexible as the annual option grant in the current plan. However, our Board did not think that it was advisable for the discretion under the plan to be unlimited, and therefore it adopted specific share limits that would be applicable to directors’ awards.

•	Our Board also considered that in the last five years the Company has taken several steps that diminished the dilution of stockholders interests. First, the Company has engaged in several share repurchase programs that purchased approximately 2,306,590 shares of common stock, for a total acquisition cost of $12,000,000, or an average of $5.20 per share. Second, the Company engaged in an exchange offer with holders of its outstanding options, which resulted in a “value for value” exchange that reduced the number of shares available under outstanding awards by 547,128 or approximately 67.2% of the total outstanding shares under such awards.

The 2014 Plan provides for the following significant differences from our FTIP. The 2014 Plan:

•	Will remain in effect for ten years from the date of this Annual Meeting, unless terminated earlier by our Board;

•	Provides for a fixed number of shares to be available for equity awards, as described below, instead of a formula number of shares equal to 12.5% of our outstanding common stock;

•	Eliminates an annual formula grant to directors of 10,000 options in favor of more flexible award provisions, in keeping with the change in our compensation philosophy towards the grant of RSUs rather than options, by allowing awards to take other forms, and be in different amounts, subject to overall annual limits on the number of shares that can be the subject of an award to each director;

•	Seeks stockholder approval of the material terms of the performance goals that may be utilized for purposes of determining performance awards that may be granted in accordance with the regulations under Section 162(m) of the Internal Revenue Code; and

•	Eliminates automatic vesting of awards in the event of a change in control, and provides additional flexibility with respect to awards granted after the date of this Annual Meeting by allowing them to be continued, settled, or assumed in the event of a change in control.

Description of our 2014 Plan

Below is a summary of certain important features of the 2014 Plan. This summary is qualified in its entirety by reference to the full text of the 2014 Plan which is attached to this Proxy Statement as Appendix A.

Purposes of the Plan

The purposes of the 2014 Plan are to:

•	to attract and retain employees, consultants and directors who will contribute to our long range success; and

•	align the interests of our plan participants with those of our stockholders.

Shares Subject to the Plan and to Awards

Under the terms of the 2014 Plan, the fixed number of shares of our common stock with respect to which awards may be granted is 2,000,000 (less any awards granted under the FTIP between December 31, 2013 and the date stockholders approve the 2014 Plan). In March, 2014, we awarded RSUs with respect to approximately 441,000 shares of our common stock. The market value of the 441,000 shares represented by RSUs granted in March 2014, based upon the closing trade price on March 14, 2014, which was $5.42 per share, is approximately $2.4 million. These limits are further adjusted as follows:

•	increased by the number of shares subject to awards under the 2014 Plan that are forfeited, expire or otherwise terminate without issuance of shares, settled for cash (in whole or in part) or otherwise do not result in the issuance of all or a portion of the shares subject to such Award;

•	increased by the number of shares subject to awards under the FTIP that, after December 31, 2013, are forfeited, expire or otherwise terminate without issuance of shares, settled for cash (in whole or in part) or otherwise do not result in the issuance of all or a portion of the shares subject to such Award;

•	increased by the number of shares tendered or withheld upon the exercise of an award granted under the 2014 Plan, whether such shares are withheld to satisfy the exercise price or withholding tax obligations; and

•	increased by the number of shares tendered or withheld upon the exercise, after December 31, 2013, of an award granted under the FTIP, whether such shares are withheld to satisfy the exercise price or withholding tax liabilities.

Shares subject to awards under the 2014 Plan may consist of unissued shares, treasury shares or shares purchased in the open market or otherwise.

In the event of a stock split, stock dividend or other change in our capitalization or an extraordinary corporate transaction, our Compensation Committee will make equitable adjustments to reflect such change or transaction in (1) the aggregate number and kind of shares reserved for issuance of awards under the 2014 Plan (including specific limits applicable to certain types of awards and the limits on awards to any participant in any specific period) and (2) the awards outstanding under the 2014 Plan.

The maximum number of shares with respect to which options and/or stock appreciation rights may be granted to any participant in any one-year period is 1,000,000. The maximum number of shares with respect to which other awards may be granted to any participant in any one-year period is 1,000,000. However, each of these limitations is multiplied by a factor of two during the first calendar year of a participant’s employment with us. The maximum dollar value payable to any participant with respect to any performance units and/or other awards that are valued with reference to property other than shares in any performance period is $2,000,000 for each twelve months of the performance period. The maximum number of shares of our common stock that may be issued pursuant to awards that qualify as “incentive stock options” is 5,000,000.

The maximum number of shares that can be the subject of an awards to our non-employee directors in the form of options or stock appreciation rights granted in any single calendar year may not exceed 500,000 and the maximum number of shares that can be the subject of awards to our non-employee directors in the form of restricted stock, restricted stock units or other awards under the plan in any single calendar year may not exceed 500,000. However, in the case of a new non-employee director, these limitations are multiplied by a factor of two for awards in the first year a person becomes a director.

Administration

The 2014 Plan is administered by our Compensation Committee. Subject to the terms of the 2014 Plan, our Compensation Committee has the sole authority to determine questions arising under, and to adopt rules for the administration of, the 2014 Plan.

Our Compensation Committee determines which of our officers and employees will receive awards. With regard to all plan participants, our Compensation Committee determines the time when awards are granted, the type of awards, the number of shares subject to awards and the other terms of such awards. Any director, officer or salaried employee of Fuel Tech or its affiliates is eligible for any type of award that can be granted under the 2014 Plan, subject to the share limitations described above. As of December 31, 2013, we had approximately 200 employees and eight non-employee directors.

Awards to Directors, Officers and Employees

The 2014 Plan permits grants of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards (in the form of equity or cash bonuses), dividend equivalents on full value awards and other awards (which may be based on whole or in part on the value of our common stock or other property).

Directors, salaried employees, and consultants of Fuel Tech and its commonly-controlled affiliates are eligible to participate in the 2014 Plan. On December 31, 2013, we had approximately 200 full-time salaried employees (including executive officers) who would have been eligible to participate in the 2014 Plan if it had been in effect as of that date. However, we expect we will only make award grants under the 2014 Plan to individual employee contributors and management and our non-employee directors. We currently do not expect to grant equity awards to consultants under the 2014 Plan.

Description of Possible Awards

Awards under the 2014 Plan can take a number of forms. In the past we have made grants in the form of options and, more recently, restricted stock units. We currently intend to continue to make grants in the form of options and restricted stock units, but this may change in the future.

Options. We may grant non-statutory stock options or incentive stock options (which are entitled to potentially favorable tax treatment) under the 2014 Plan. Non-statutory stock options may be granted to any eligible participant. Incentive stock options may only be granted to our salaried employees or salaried employees of our subsidiaries or, if we have a parent corporation in the future, salaried employees of our parent. Our Compensation Committee will determine the vesting schedule and number of shares covered by each stock option granted to a participant. We may grant stock options with time-based vesting or vesting upon satisfaction of performance goals and/or other conditions. The stock option exercise price is determined at grant and must be at least 100% of the fair market value of a share on the date of grant (110% for incentive stock options granted to stockholders who own more than 10% of our total outstanding shares). The term of a stock option shall not exceed ten years from the date of grant. Dividend equivalent rights may not be granted on stock options awarded under the 2014 Plan.

Stock Appreciation Rights. We may grant stock appreciation rights under the 2014 Plan. Stock appreciation rights may be subject to time-based vesting or vesting upon satisfaction of performance goals and/or other conditions. Stock appreciation rights may be awarded in combination with stock options, and such awards shall provide that the stock appreciation rights will not be exercisable unless the related stock options or stock grants are forfeited. The exercise price of a stock appreciation right may not be less than 100% of the fair market value of a share on the date of grant. Upon exercise of a stock appreciation right, the participant will receive payment from us in an amount determined by multiplying (a) the excess of (1) the fair market value of a share on the date of exercise over (2) the exercise price times (b) the number of shares with respect to which the stock appreciation right is exercised. Stock appreciation rights may be paid in cash, shares, or any combination of both, as determined by our Compensation Committee at the time of grant. Dividend equivalent rights may not be granted on stock appreciation rights awarded under the 2014 Plan.

Restricted Stock. We may award stock, subject to vesting conditions, under the 2014 Plan. Participants may be required to pay cash or other legal consideration to us at the time of a stock grant, but the 2014 Plan does not establish a minimum purchase price for shares awarded as stock grants. We may award stock grants with time-based vesting or vesting upon satisfaction of performance goals and/or other conditions. When the stock grant award conditions are satisfied, then the participant will be vested in the shares and will have complete ownership of the shares. Dividends paid on unvested stock grants subject to time or performance-based vesting requirements will be subject to forfeiture if the related time or performance-based vesting condition is not satisfied.

Restricted Stock Units. We may award restricted stock units under the 2014 Plan. Participants are not required to pay any consideration to us at the time of grant of a restricted stock unit. We may grant restricted stock units with time-based vesting or vesting upon satisfaction of performance goals and/or other conditions. We may provide for dividend equivalents on restricted stock units awarded under the 2014 Plan based on the amount of dividends paid on outstanding shares of our common stock. However, any dividend equivalent rights granted in connection with an award of restricted stock units subject to time or performance-based vesting requirements, will be subject to the same time performance-based vesting requirements as the restricted stock units to which they relate. When the participant satisfies the conditions of the restricted stock unit award, the Company may settle the award (including any related dividend equivalent rights) in shares, cash or any combination of both, as set forth in the underlying award agreement.

Other Awards. We may also grant other awards valued and paid in whole or in part on the basis of the value of the shares of our common stock or other property.

Business Criteria for Certain Performance Awards to Executive Officers

Under current law, Section 162(m) of the Code limits our ability to deduct compensation of more than $1.0 million paid to our chief executive officer and the three other most highly compensated executive officers. However, compensation that qualifies as “performance-based” is exempt from the $1.0 million deduction limitation. In order to qualify as “performance-based,” among other requirements, the compensation must be paid solely on account of the attainment of pre-established performance goals and the material terms of such goals must be disclosed to and subsequently approved by our stockholders generally every five years. A performance award that is intended to qualify as “performance-based” compensation under Section 162(m) of the Code will be subject to the attainment of performance targets based upon one or any combination of the following:

•	net income (before or after taxes);

•	basic or diluted earnings per share (before or after taxes);

•	gross revenue, net revenue, gross revenue growth or net revenue growth;

•	sales of particular products or services;

•	gross profit, gross profit growth, net profit or net operating profit (before or after taxes);

•	earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization, incentive pay, contributions to 401(k) or other employee benefit plans, or items of income or expense not occurring in the normal course of business, whether or not on continuing operations or on an aggregate or per share basis (basic or fully diluted);

•	return on assets, capital, invested capital, equity, or sales (discounted or otherwise);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

•	one or more operating ratios such as earnings before or after interest, taxes and/or depreciation and/or amortization;

•	gross or operating margins;

•	improvements in capital structure;

•	budget and expense management or cost targets;

•	productivity ratios;

•	economic value added or other value added measurements;

•	share price (including, but not limited to, growth measures and total stockholder return);

•	book value;

•	financing and other capital raising transactions (including sales of our equity or debt securities;

•	operating efficiency;

•	working capital targets;

•	enterprise value;

•	completion of acquisitions, business expansion, reorganizations or divestitures (in whole or in part);

•	borrowing levels, leverage ratios or credit rating;

•	regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of us or a third-party manufacturer) and validation of manufacturing processes (whether ours or a third-party manufacturer’s);

•	strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property);

•	establishing relationships with commercial entities with respect to the marketing, distribution and sale of our products (including with group purchasing organizations, distributors and other vendors);

•	supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of our products);

•	co-development, co-marketing, profit sharing, joint venture or other similar arrangements;

•	economic value-added models or equivalent metrics;

•	implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, succession and hiring projects, or expansions of specific business operations;

•	timely completion of new product roll-outs;

•	timely launch of new facilities;

•	sales or licenses of our assets, including its intellectual property, whether in a particular jurisdiction or territory or globally, or through partnering transactions); or

•	royalty income.

These performance goals also may be based on specified levels of performance, based on Fuel Tech or an applicable affiliate or division, under one or more of the measures described above relative to the performance of other companies, or an index covering multiple companies. The measurement of such performance goals may exclude the impact of:

•	asset write-downs;

•	litigation or claim judgments or settlements;

•	the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results;

•	any reorganization and restructuring programs;

•	extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in our annual report to stockholders for the applicable year;

•	acquisitions or divestitures;

•	any other specific unusual or nonrecurring events, or objectively determinable category thereof;

•	foreign exchange gains and losses; and

•	a change in our fiscal year.

Performance goals are established by our Compensation Committee within 90 days of the beginning of each fiscal year. Following the completion of the applicable performance period, the committee will certify the extent to which the applicable performance goals have been attained and the amounts payable with respect to the performance awards. The committee has the discretion to decrease, but not increase, the amount of these performance awards. In addition, our Compensation Committee may not waive the achievement of the applicable performance goals except in the case an event as permitted under the Code Section 162(m) exemption for performance-based compensation.

Stockholder approval of this proposal will constitute stockholder approval of these performance criteria and award limitations for Section 162(m) purposes.

Change in Control

If we experience a change in control transaction, our Compensation Committee or Board may provide for one or more of the following (to the extent permitted under the deferred compensation rules under Section 409A of the Internal Revenue Code):

•	full or partial vesting of some or all of the outstanding awards immediately prior to the change in control transaction;

•	cancellation of some or all of the outstanding awards (vested or not) in exchange for cash or property representing the value the award recipient would have obtained upon the exercise or settlement of the award in connection with the transaction;

•	assumption of existing awards or the issuance of substitute awards in exchange for some or all of the outstanding awards;

•	full vesting of outstanding options and stock appreciation rights combined with a requirement that the award recipient exercise the awards before the closing of the change in control transaction or such awards will terminate; or

•	continuing the outstanding awards on their same terms.

We are not required to treat all award recipients or awards granted to any individual award recipient in the same manner.

A change in control generally is defined as:

•	an acquisition by any person as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 of beneficial ownership of 50% or more of our then outstanding common stock or voting power;

•	a sale, transfer or other disposition of all or substantially all of our assets;

•	the date ten days prior to our liquidation or dissolution;

•	a merger, consolidation, statutory share exchange or similar corporate transaction, unless our stockholder continue to hold, directly or indirectly, more than 50% of our voting power; or

•	incumbent directors shall cease for any reason to constitute a majority of our board of directors unless the election, or the nomination for election by our stockholders, of each new director was approved by a vote of at least a majority of the directors then still in office who were incumbent directors.

Transferability and Exercise

Awards granted under the 2014 Plan generally may not be transferred while any vesting or restriction period is in place, except in the event of the participant’s death. During a participant’s lifetime, an award may only be exercised by the participant or, in some cases, by the participant’s guardian or legal representative. In certain instances, our Compensation Committee may permit transfers of awards to family members of a participant. With respect to options granted under the 2014 Plan, an option holder may pay the exercise price with cash or, to the extent permitted by our Compensation Committee, through a broker-assisted cashless exercise procedure, reduction of shares deliverable under the award or through another legal form of payment.

Amendments

Our Board may, at any time, modify or amend the 2014 Plan, except that no amendment may impair the rights of the participants as they relate to outstanding awards unless such amendment is made to comply with applicable law, stock exchange rules or accounting rules. In addition, stockholder approval is required for any material amendment, including any amendment that permits re-pricing any options or stock appreciation rights. Stockholder approval is also required for any amendment to the extent required at the time under securities laws, tax laws or the rules of the exchange on which our stock is traded. Currently, this limitation would apply to any amendment that (1) increases the maximum number of shares that may be issued under the 2014 Plan, (2) extends the period during which options may be granted beyond the time originally prescribed, or (3) changes the persons eligible to participate in the 2014 Plan.

Termination of the 2014 Plan

The 2014 Plan will terminate on May 22, 2024, but such termination will not affect awards previously granted under the 2014 Plan.

Certain Federal Tax Consequences of Option Grants

Upon the grant of an option under the 2014 Plan, neither Fuel Tech nor the participant receiving the option incurs any federal income tax consequences. In general, with respect to a non-qualified option, upon the exercise of the option, the holder incurs ordinary income measured by the difference between the exercise price and the fair market value of the common stock as determined on the date of exercise and Fuel Tech receives a corresponding tax deduction in the same amount. Upon exercise of an incentive stock option, which may only be granted to an officer or employee, the holder will generally not realize ordinary taxable income and Fuel Tech will not be allowed a tax deduction, as long as the holder is employed with Fuel Tech or a subsidiary from the time of grant through the date three months before the incentive stock option was exercised. If the foregoing requirement is not met, the exercise of an incentive stock option generally is treated in the same manner as the exercise of a nonqualified stock option. In addition, if the holder of an incentive stock option exercises the option and disposes of the shares acquired within two years after the date of grant or one year after the date of exercise, then the option generally is treated in the same manner as a non-qualified option, except that the amount of ordinary income recognized by the holder (and the corresponding deduction available to Fuel Tech) is measured by the lesser of (1) the excess, if any, of the fair market value of the shares acquired over the exercise price or (2) the excess, if any of the amount realized on the share disposition over the exercise price. If the employment and holding period requirements are satisfied, then the gain realized on the sale of stock acquired upon exercise of an incentive stock option generally will be treated as capital gain. The excess of the fair market value at the time of exercise of shares acquired through exercise of an incentive stock option over the exercise price generally will be an item of tax preference for purposes of determining alternative minimum tax. Options granted under the 2014 Plan are not intended to constitute “nonqualified deferred compensation” under Code Section 409A.

The foregoing paragraph is not intended to be a complete statement of applicable tax law and it is based upon the federal income tax laws in effect on the date of this proxy statement.

New Plan Benefits

Our Compensation Committee determines grants of awards to officers and other employees under the 2014 Plan at its discretion, subject to the share limits described above. Because the awards are discretionary, it is not possible to determine at this time the amount or dollar value of future awards to be provided under the 2014 Plan.

The affirmative vote of a majority of the shares voting is required for the approval of this proposal. The Board recommends a vote FOR this proposal.

AGENDA ITEM NO. 3 APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On August 5, 2013, the Audit Committee approved the appointment of McGladrey LLP (McGladrey) as Fuel Tech’s independent registered accounting firm for the year ending December 31, 2013. We are asking you to ratify that appointment. McGladrey has served in this capacity since its July 2010 appointment and has become knowledgeable about Fuel Tech’s operations and accounting practices and is well qualified to act in the capacity of independent registered accountants. In making the appointment, the Audit Committee reviewed McGladrey’s performance along with its reputation for integrity, overall competence in accounting and auditing and independence. Representatives of McGladrey will be present at the Annual Meeting and will have the opportunity to make a statement, if they wish to do so, and be available to respond to questions.

Audit Fees

Fees for professional services provided by McGladrey in each of the last two fiscal years by category were:

	2013($)	2012($)
Audit Fees	345,147	333,510
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
	345,147	333,510

Pre-Approval Policies and Procedures

Fuel Tech’s policy and procedure is that each engagement for an audit or non-audit service is approved in advance by the Audit Committee.

The affirmative vote of a majority of the shares voting is required for the approval of this proposal. The Board recommends a vote FOR this proposal.

Report of the Audit Committee

Management is primarily responsible for Fuel Tech’s internal controls and financial reporting. McGladrey, the independent auditors, are responsible for performing independent audits of Fuel Tech’s consolidated financial statements and its internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board. These audits serve as the basis for McGladrey’s opinions included in annual reports to stockholders as to whether the financial statements fairly present, in all material respects, Fuel Tech’s financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles, whether management’s assessment of the effectiveness of Fuel Tech’s internal control over financial reporting is fairly stated in all material respects, and whether Fuel Tech’s internal control over financial reporting was effective. The Committee is responsible for the review and oversight of these processes.

Management has represented that Fuel Tech’s 2013 financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee has reviewed and discussed with both management and McGladrey the 2013 financial statements, management’s report on internal control over financial reporting and McGladrey’s report on internal control over financial reporting. The Committee has also discussed with McGladrey the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board.

The Committee has received the written disclosures and correspondence from McGladrey required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has represented that McGladrey is independent from Fuel Tech. The Committee has discussed with McGladrey their independence and concluded that the provision of the services described above under the caption “Audit Fees” is compatible with maintaining their independence.

The Committee reviewed its charter and determined that no changes were required to the charter.

Based on the representations, reviews and discussions referred to above, the Committee recommended to the Board that Fuel Tech’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2013 and filed with the Securities and Exchange Commission.

By the Audit Committee:

M. Espinosa, Chairman

      T. L. Jones, R.T. Smith and D.L. Zeitler

AGENDA ITEM NO. 4 ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), Fuel Tech is offering our stockholders the opportunity to cast an advisory vote (commonly referred to as the “say on pay” vote) on the Company’s executive compensation program for its NEOs. Although this advisory vote is nonbinding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future compensation decisions for the Company’s NEOs.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we believe that the primary elements of the Company’s executive compensation programs for Fuel Tech’s NEOs are based on a pay-for-performance structure, are well-aligned with the long-term interests of the Company’s stockholders, and are designed to attract, motivate, and retain NEOs who are critical to the success of Fuel Tech. Some of the features of the Company’s executive compensation programs that illustrate the Fuel Tech’s philosophy are:

•	By design, two of the three primary elements of each NEO’s overall compensation package are at-risk and are subject to the Company’s performance. As explained in detail in the Summary of NEO Compensation portion of the Compensation Discussion and Analysis section, in fiscal 2013, NEO incentive compensation, whether short-term or long-term, was determined based on the Company’s financial, operational or sales performance, or a combination of those factors.

•	Base salary and base salary increases for Fuel Tech’s NEOs are typically in keeping with market pay data for comparable executive positions in companies from Fuel Tech’s established peer group (Also see the discussion of the use of peer groups in the Benchmarking, Consultants and Use of Peer Groups section above). Exceptional increases are limited to promotions or situations where the executive’s job performance is strong and his/her base salary is significantly under the market median.

•	Both in design and application, the formal cash-based short-term incentive program for each of the Company’s NEOs is a pay-for-performance program.

•	Our stock option awards and RSU grant awards feature graduated vesting over a multiple year period. For RSUs, the number of years in the vesting period can vary depending on the type of RSU grant involved.

•	Among other things, the pay-for-performance approach of Fuel Tech’s Executive Performance RSU Long-Term Incentive program incentivizes the Company’s senior executives to engage in activities focused on Fuel Tech’s revenue growth and the total stockholder return the Company is able to achieve for our stockholders. Fuel Tech believes that the formulaic mechanism used to determine performance achievement in those areas (relative performance of Fuel Tech against the performance of its selected peer group companies in those same performance areas) provides a meaningful way to assess Fuel Tech executive performance within the broader industry category that Fuel Tech is a part of.

Stockholders are encouraged to read the full details of Fuel Tech’s executive compensation programs as described in the Compensation Discussion and Analysis, section and the accompanying compensation tables and related narrative disclosure to properly evaluate Fuel Tech’s approach to compensating the Company’s executives.

For the reasons provided above, Fuel Tech recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory non-binding basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and the accompanying compensation tables and related narrative disclosure in this proxy statement.

The Board of Directors recommends that you vote FOR this proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.

GENERAL

Section 16(a) Beneficial Ownership Reporting Compliance

Fuel Tech believes that all reports required to be filed under Section 16(a) of the Securities and Exchange Act of 1934 for the year 2013 were timely filed except for the following: Fuel Tech reviewed the manner in which its RSUs are reported for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and concluded that it would be administratively less burdensome and clearer to investors to report RSUs when granted as exempt grants of common stock, rather than as derivative securities. For consistency, Fuel Tech reviewed prior filings and recommended to filing persons that amendments be made to prior filings such that all RSUs are reported the same way. These amendments were filed on March 14, 2014, as follows: Mr. Bailey (filings dated 12/22/10, 3/13/12, 12/26/12, 3/22/13 and 4/12/13), Mr. Arnone (filings dated 3/13/12, 3/22/13 and 4/12/13), Mr. Puissant (12/22/10, 3/9/12, 12/26/12, 3/22/13 and 4/12/13), and Mr. Collins (filings dated 12/22/10, 3/13/12, 12/26/12, 3/22/13, and 4/12/13). In addition, of these, the original filings dated 3/22/12 for each of Mr. Bailey, Mr. Arnone, Mr. Puissant and Mr. Collins (one each) were three days late. In this review, Fuel Tech also determined that shares withheld for tax withholding purposes for distributions to Mr. Collins should have been reported in filings for 3/22/13, 4/12/13 and 12/21/13. These three late filings for Mr. Collins were made on March 14, 2014.

Other Business

Management knows of no other matters that may properly be, or are likely to be, brought before the Annual Meeting other than those described in this Proxy Statement.

Stockholder Proposals

Stockholder proposals intended for inclusion in the proxy statement and proxy to be mailed to all stockholders entitled to vote at the annual meeting of stockholders to be held in the year 2015 must be received in writing addressed to the Board of Directors or the Secretary of Fuel Tech at 27601 Bella Vista Parkway, Warrenville, IL 60555 on or before November 28, 2014, and, if not received by such date, may be excluded from the proxy materials.

Communicating With the Board of Directors

Any stockholder desiring to send a communication to the Board of Directors, or any individual director, may forward such communication to the Secretary to the address provided above for stockholder proposals. Under procedures fixed from time to time by the independent directors, the Secretary will collect and organize all such communications and forward them to the Board or individual director. Fuel Tech generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding Fuel Tech.

FUEL TECH, INC.

Albert G. Grigonis

Secretary

March [—], 2014

APPENDIX A

FUEL TECH, INC. 2014 LONG-TERM INCENTIVE PLAN

1. Purpose. The purpose of this Fuel Tech, Inc. 2014 Long-Term Incentive Plan is to further the interests of the Corporation and its stockholders by providing incentives (a) to attract and retain employees, consultants and directors who will contribute to the Corporation’s long range success and (b) that align the interests of the Participants with those of the stockholders of the Corporation.

2. Definitions. As used in this Plan:

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Corporation.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

“Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-Qualified Stock Option, a Stock Appreciation Right, a Restricted Share, a Restricted Stock Unit, a Performance Award (including a cash bonus) or an Other Award.

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Corporation, be transmitted electronically to any Participant.

“Beneficial Owner” with respect to any date, has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” means the Board of Directors of the Corporation.

“Cause” means:

(1) With respect to any Employee or Consultant: (i) “Cause” as defined in any individual agreement between the Corporation or an Affiliate and the Participant or (ii) if there is no such agreement or if such agreement does not define Cause: (A) the failure by the Participant to perform such duties as are reasonably requested by the Corporation as documented in writing to the Participant, (B) the Participant’s disregard of his or her duties or failure to act, where such action would be in the ordinary course of the Participant’s duties, (C) the failure by the Participant to observe Corporation policies and/or policies of Affiliates of the Corporation generally applicable to employees of the Corporation and/or its Affiliates, (D) gross negligence or willful misconduct by the Participant in the performance of his or her duties, (E) the commission by the Participant of any act of fraud, theft, financial dishonesty or self-dealing with respect to the Corporation or any of its Affiliates, or any felony or criminal act involving moral turpitude, (F) any breach by the Participant of the provisions of any confidentiality, non-competition or non-solicitation agreement between the Participant and the Corporation or any Affiliate, or any other agreement or contract with the Corporation or any of its Affiliates, (G) chronic absenteeism, (H) alcohol or other substance abuse, or (I) the commission of any violation of any state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination) by the Participant.

(2) With respect to any Director, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following: (i) malfeasance in office; (ii) gross incompetence, misconduct or neglect; (iii) false or fraudulent misrepresentation inducing the director’s appointment; (iv) willful conversion of corporate funds; or (v) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.

(3) A Participant’s termination of Continuous Service shall be deemed to have been for Cause if, after such termination of Continuous Service, facts and circumstances are discovered that would have justified a termination of Continuous Service for Cause.

“Change in Control” has the meaning set forth in Section 14.1.

“Code” means the United States Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations and other guidance promulgated thereunder.

“Committee” means a committee of two or more members of the Board appointed by the Board to administer the Plan in accordance with Section 3.3.

“Consultant” means any individual who is engaged by the Corporation or any Affiliate to perform services as an independent contractor (which may include a director of an Affiliate).

“Continuous Service” means that the Participant’s service with the Corporation or an Affiliate, whether as an Employee, Consultant or Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have been interrupted or terminated merely because of a change in the capacity in which the Participant renders service to the Corporation or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service. For example, a change in status from an Employee to a director of an Affiliate will not constitute an interruption of Continuous Service. For purposes of the Plan, no termination of Continuous Service by an Employee shall be deemed to result from either (a) a transfer to the employment of the Corporation from an Affiliate or from the Corporation to an Affiliate, or from one Affiliate to another; provided, however, that unless the Committee specifies otherwise, whether before or after the grant date, a termination of Continuous Service shall occur if an Affiliate with respect to which a Participant is employed, or performing services, ceases to be an Affiliate and the Participant does not immediately thereafter become an Employee or Director of, or Consultant to, the Corporation or an Affiliate. A termination of Continuous Service shall not occur in the event of a leave of absence if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted or terminated in the case of any other leave of absence.

“Corporation” means Fuel-Tech, Inc. a Delaware corporation.

“Covered Employee” has the same meaning as set forth in Section 162(m)(3) of the Code.

“Director” means a member of the Board.

“Disability” means (i) a permanent or long-term disability as defined in any individual agreement between the Corporation or an Affiliate and the Participant or (ii) if there is no such agreement or if such agreement does not define Disability: that a Participant is (A) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under the disability benefits plan(s) of the Corporation or an Affiliate.

“Disqualifying Disposition” has the meaning set forth in Section 6.4(b).

“Effective Date” has the meaning set forth in Section 21.

“Employee” means any individual who is a salaried employee on the payroll of the Corporation or any of its Affiliates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.

“Fair Market Value Per Share” in reference to the Shares means: (a) if there is a regular public trading market for the Shares, the “Fair Market Value” of a Share shall mean, as of any given date, (i) the average of the high and low sales price of a Share on the composite transaction tape of the NasdaqGS (based on the regular business hours of the NasdaqGS, without regard to after-hours trading that may hereinafter be commenced on such exchange), on the most recent date for which such prices are available, or (ii) if the Shares are not listed on the NasdaqGS, the analogous closing price on any other established securities exchange or national market system on which the Shares are listed, or (b) if there is no regular public trading market for the Shares, the “Fair Market Value” of a Share shall be determined by the Committee in good faith after taking into consideration all factors which it deems appropriate, including, without limitation, Section 409A of the Code and the regulations and guidance thereunder for purposes of Non-Qualified Stock Options, and Section 422(c)(1) of the Code and the regulations and guidance thereunder for purposes of Incentive Stock Options. Notwithstanding anything contained in the Plan to the contrary, all determinations of the Fair Market Value shall be made without regard to any restriction other than a restriction which, by its terms, will never lapse.

“Incentive Stock Option” means a stock option satisfying the requirements of Section 422 of the Code and designated by the Committee as an Incentive Stock Option.

“Incumbent Directors” means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for Director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

“Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the size of a Performance Award in accordance with Section 10.

“Nonemployee Director” means a director of the Corporation who is a “nonemployee director” within the meaning of Rule 16b-3.

“Non-Qualified Stock Option” means a stock option which is not an Incentive Stock Option within the meaning of Section 422 of the Code.

“Officer” means a person who is an officer of the Corporation within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” means an Award to purchase Shares granted pursuant to Section 6.

“Other Award” has the meaning set forth in Section 12.

“Outside Director” means a Director who is an “outside director” within the meaning of Section 162(m) of the Code and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.

“Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

“Performance Award” means any Award designated by the Committee as a Performance Award pursuant to Section 10.

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Award under the Plan. The Performance Criteria that will be used to establish the Performance Goal(s) shall be based on the attainment of specific levels of performance of the Corporation (or Affiliate, division, business unit, or operational unit of the Corporation) and shall be limited to the following: (a) net income (before or after taxes); (b) basic or diluted earnings per share (before or after taxes); (c) gross revenue, net revenue, gross revenue growth or net revenue growth; (d) sales of particular products or services; (e) gross profit, gross profit growth, net profit or net operating profit (before or after taxes); (f) earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization, incentive pay, contributions to 401(k) or other employee benefit plans, or items of income or expense not occurring in the normal course of business, whether or not on continuing operations or on an aggregate or per share basis (basic or fully diluted); (g) return on assets, capital, invested capital, equity, or sales (discounted or otherwise); (h) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (i) one or more operating ratios such as earnings before or after interest, taxes and/or depreciation and/or amortization; (j) gross or operating margins; (k) improvements in capital structure; (l) budget and expense management or cost targets; (m) productivity ratios; (n) economic value added or other value added measurements; (o) share price (including, but not limited to, growth measures and total stockholder return); (p) book value; (q) financing and other capital raising transactions (including sales of the Corporation’s equity or debt securities; (r) operating efficiency; (s) working capital targets; (t) enterprise value; (u) completion of acquisitions, business expansion, reorganizations or divestitures (in whole or in part); (v) borrowing levels, leverage ratios or credit rating; (w) market share; (x) customer or employee acquisition or retention; (y) regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Corporation or a third-party manufacturer) and validation of manufacturing processes (whether the Corporation’s or a third-party manufacturer’s); (z) strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); (aa) establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Corporation’s products (including with group purchasing organizations, distributors and other vendors); (bb) supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Corporation’s products); (cc) co-development, co-marketing, profit sharing, joint venture or other similar arrangements; (dd) economic value-added models or equivalent metrics; (ee) implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, succession and hiring projects, or expansions of specific business operations; (ff) timely completion of new product roll-outs; (gg) timely launch of new facilities; (hh) sales or licenses of the Corporation’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally, or through partnering transactions); or (ii) royalty income. Any one or more of the Performance Criteria may be used on an absolute or relative basis, or as compared to the performance of a group of comparable companies, or published or special index, or the Committee may select Performance Criterion (o) above as compared to various stock market indices.

“Performance Formula” means, for a Performance Period, the one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Performance Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Award has been earned for the Performance Period.

“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. The Committee is authorized at any time during the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), or at any time thereafter (but only to the extent the exercise of such authority after such period would not cause the Performance Awards granted to any Participant for the Performance Period to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period to the extent permitted under Section 162(m) of the Code in order to prevent the dilution or enlargement of the rights of Participants based on the following events: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 (or any successor or pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; (g) any other specific unusual or nonrecurring events, or objectively determinable category thereof; (h) foreign exchange gains and losses; and (i) a change in the Corporation’s fiscal year.

“Performance Period” means the one or more periods of time not less than one fiscal quarter in duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Award.

“Plan” means this Fuel Tech, Inc. 2014 Long-Term Incentive Plan, as amended from time to time.

“Plan Termination Date” has the meaning set forth in Section 21.

“Prior Plan” means the 1993 Incentive Plan of the Corporation, as amended, modified and restated from time to time.

“Restricted Shares” means Shares which have certain restrictions attached to the ownership thereof, which may be issued under Section 8.

“Restricted Stock Unit” means the right granted pursuant to Section 9 to receive a payment equivalent in value to one Share on the date of payment, which payment may be made in cash, stock or a combination thereof.

“Rule 16b-3” means such rule as promulgated by the Securities and Exchange Commission under the Exchange Act as now in force or as such regulation or successor regulation shall be hereafter amended.

“Securities Act” means the Securities Act of 1933 as amended or in effect from time to time, or any successor statute.

“Shares” mean shares of common stock, par value $0.01 per share, of the Corporation.

“Stock Appreciation Right” means a right which may be issued under Section 7, the value of which is determined relative to the appreciation in value of Shares.

“Substitute Awards” shall mean Awards granted or Shares issued by the Corporation in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Corporation or with which the Corporation combines.

“Ten-Percent Stockholder” means a Participant, who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of the stock of the Corporation.

3. Administration.

3.1 Authority of Committee. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:

(a) to construe and interpret the Plan and apply its provisions;

(b) to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(c) to authorize any person to execute, on behalf of the Corporation, any instrument required to carry out the purposes of the Plan;

(d) to determine when Awards are to be granted under the Plan and the applicable grant date;

(e) from time to time to select, subject to the limitations set forth in this Plan, those Participants to whom Awards shall be granted;

(f) to determine the number of Shares or amount of cash to be made subject to each Award;

(g) to determine whether each Option is to be an Incentive Stock Option or a Non-Qualified Stock Option;

(h) to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions (e.g., terms and conditions based on service, performance, a Change in Control, or retirement), and to specify the provisions of the Award Agreement relating to such grant;

(i) to designate an Award (including a cash bonus) as a Performance Award and to select the Performance Criteria that will be used to establish the Performance Goals;

(j) to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award, subject to Section 20.1;

(k) to determine the duration and purpose of leaves of absence which may be granted to Participants without constituting a termination of Continuous Service for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Corporation’s employment policies;

(l) to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(m) to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan;

(n) to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest (subject to Section 10, if applicable);

(o) to adjust the vesting schedule of any Award to reflect a change in a Participant’s status from/to a full-time Employee to/from a part-time Employee and/or a change in a Participant’s status from/to an Employee to/from a Consultant or Director; and

(p) to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

Subject to Section 20.1, the Committee also may modify the purchase price or the exercise price of any outstanding Award, provided that, if the modification effects a repricing, stockholder approval shall be required before the repricing is effective. For clarification, without the approval of the Corporation’s stockholders, other than pursuant to Section 13.1, the Committee shall not (i) reduce the grant price of any Option or Stock Appreciation Right after the date of grant, (ii) cancel any Option or Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change in Control), or (iii) take any other action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are listed.

3.2 Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons.

3.3 Committee Composition and Procedures. Except as otherwise determined by the Board for purposes of complying with the exemption requirements of Rule 16b-3 and/or Section 162(m) of the Code, the Plan shall be administered by the Compensation Committee of the Board. If the Board intends to satisfy such exemption requirements, with respect to Awards to any Covered Employee and with respect to any insider subject to Section 16 of the Exchange Act, if necessary, the Committee shall be a subcommittee of the Compensation Committee of the Board that at all times consists solely of two or more Nonemployee Directors who are also Outside Directors. Unless otherwise provided in the charter governing the Committee, the Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

3.4 Delegation. To the extent not inconsistent with applicable law, including Section 162(m) of the Code, with respect to Awards intended to comply with the performance-based compensation exception under Section 162(m), or the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded, the Committee may (i) delegate to a committee of one or more directors of the Corporation any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards and (ii) authorize one or more executive officers to do one or more of the following with respect to Employees who are not directors or executive officers of the Corporation (A) designate Employees to be recipients of Awards, (B) determine the number of Shares subject to such Awards to be received by such Employees and (C) cancel or suspend Awards to such Employees; provided that (x) any resolution of the Committee authorizing such officer(s) must specify the total number of Shares subject to Awards that such officer(s) may so award and (y) the Committee may not authorize any officer to designate himself or herself as the recipient of an Award.

3.5 Section 16. It is the intent of the Corporation that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 3.5, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

3.6 Section 162(m). To the extent the Committee issues any Award that is intended to be exempt from the deduction limitation of Section 162(m) of the Code, the Committee may, without stockholder or grantee approval, amend the Plan or the relevant Award Agreement retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Corporation’s federal income tax deduction for compensation paid pursuant to any such Award.

4. Eligibility and Awards. The Committee shall determine which persons shall be Participants, the types of Awards to be made to Participants and the terms, conditions and limitations applicable to the Awards. Incentive Stock Options may be granted only to Employees of the Corporation or a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code or a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code. Awards other than Incentive Stock Options may be granted to Employees, Consultants and Directors.

5. Shares Subject to This Plan; Award Limits.

5.1 Number of Shares. Subject to adjustment as provided in Section 13.1, a total of 2,000,000 Shares shall be authorized for Awards granted under the Plan less one (1) Share for every one (1) Share granted under the Prior Plan after December 31, 2013 and prior to the effective date of the Plan. After the effective date of the Plan (as provided in Section 21), no awards may be granted under the Prior Plan. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise. The maximum number of shares that may be issued pursuant to Options intended to be Incentive Stock Options is 5,000,000.

5.2 If (a) any Shares subject to an Award are forfeited, an Award expires or otherwise terminates without issuance of Shares, or an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award (including on payment in Shares on exercise of a Stock Appreciation Right), such Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the Shares available for grant under the Plan or (b) after December 31, 2013 any Shares subject to an award under the Prior Plan are forfeited, an award under the Prior Plan expires or otherwise terminates without issuance of such Shares, or an award under the Prior Plan is settled for cash (in whole or in part), or otherwise does not result in the issuance of all or a portion of the Shares subject to such award (including on payment in Shares on exercise of a stock appreciation right), then in each such case the Shares subject to the Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, be added to the Shares available for grant under the Plan on a one-for-one basis.

5.3 In the event that (a) any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Corporation, or (b) withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Corporation, then in each such case the Shares so tendered or withheld shall be added to the Shares available for grant under the Plan on a one-for-one basis. In the event that after December 31, 2013 (i) any option or award under the Prior Plan is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Corporation, or (ii) withholding tax liabilities arising from such options or awards are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Corporation, then in each such case the Shares so tendered or withheld shall be added to the Shares available for grant under the Plan on a one-for-one basis.

5.4 Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the applicable limitations on grants to a Participant under Section 5.5 or 10.3(f), nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided in Sections 5.2 and 5.3 above. Additionally, in the event that a company acquired by the Corporation or any subsidiary or with which the Corporation or any subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in Sections 5.2 and 5.3 above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

5.5 Award Limits. Subject to adjustment in accordance with Section 13.1, no Participant shall be granted, during any one (1) calendar year period, Options and Stock Appreciation Rights with respect to more than 1,000,000 Shares in the aggregate or any other Awards with respect to more than 1,000,000 Shares in the aggregate. If an Award is to be settled in cash, the number of Shares on which the Award is based shall count toward the individual share limits set forth in this Section 5.5. Each of the limitations in this Section 5.5 shall be multiplied by two (2) with respect to Awards granted to a Participant during the first calendar year in which the Participant commences employment with the Corporation and its subsidiaries.

6. Options. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated

Incentive Stock Options or Non-Qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for Shares purchased on exercise of each type of Option. Notwithstanding the foregoing, the Corporation shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. Each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

6.1 Except in the case of Substitute Awards or in connection with an adjustment provided in Section 13, the option price per Share for all Options shall be not less than one hundred per cent (100%) of the Fair Market Value Per Share on the date the Option is granted (one hundred ten percent (110%) in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder).

6.2 Award Agreements for Options shall specify when an Option may be exercisable. The exercise price shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, the exercise price may be paid: (i) through a “cashless” exercise program established with a broker; (ii) by reduction in the number of Shares otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate exercise price at the time of exercise; (iii) any combination of the foregoing methods; or (iv) in any other form of legal consideration that may be acceptable to the Committee. Notwithstanding the foregoing, during any period for which the Shares are publicly traded (i.e., the Shares are listed on any established stock exchange or a national market system) an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Corporation, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.

6.3 Termination of Options.

(a) General. Unless the Committee determines that a shorter term shall apply and such shorter term is set forth in the Award Agreement evidencing such Option, an Option shall terminate and shall no longer be exercisable ten years from the date on which such Option is granted (or five (5) years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder).

(b) Death or Disability. With respect to any Option, unless otherwise determined by the Committee and set forth in the Award Agreement evidencing such Option, in the event of a Participant’s termination of Continuous Service as a result of the Participant’s death or Disability, any Option held by such Participant may thereafter be exercised by the Participant (or his or her beneficiary designated in accordance with Section 22.10 or estate), to the extent it was exercisable at the time of termination, until the earlier of (1) twelve months from the date of such termination of Continuous Service or (2) the expiration of the stated term of such Option.

(c) Termination for Cause. With respect to any Option, unless otherwise determined by the Committee and set forth in the Award Agreement evidencing such Option, in the event of a Participant’s termination of Continuous Service by the Corporation or an Affiliate for Cause, any Option held by such Participant, whether or not exercisable, shall terminate and shall no longer be exercisable as of the date of such termination of Continuous Service.

(d) Other Termination of Continuous Service. With respect to any Option, unless otherwise determined by the Committee and set forth in the Award Agreement evidencing such Option, in the event of a Participant’s termination of Continuous Service for any reason other than death, Disability or Cause, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination, until the earlier of (1) three months from the date of such termination of Continuous Service or

(2) the expiration of the stated term of such Option; provided, however, that if the Participant shall die during such three-month period, the time of termination of the unexercised portion of the Option shall be the earlier of one year from the date of death and the expiration of the stated term of such Option.

(e) Unauthorized Transfer of Option. Except to the extent permitted by Section 22.2, an Option shall terminate and shall no longer be exercisable on the date on which such Option or any part thereof or right or privilege relating thereto is transferred (otherwise than by will or the laws of descent and distribution), assigned, pledged, hypothecated, attached or otherwise disposed of by the Participant.

(f) Unvested Options. Unless otherwise determined by the Committee or as set forth in any applicable Award Agreement, and notwithstanding any provision in this Section 6.3 to the contrary, any Option that is unvested as of the date of a Participant’s termination of Continuous Service shall terminate and shall be forfeited as of the date of such termination of Continuous Service.

(g) Extension of Termination Date. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (i) the exercise of the Option is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain employees or directors of the Corporation due to the “black-out period” of a Corporation policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Corporation, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement; provided, that, such extension does not result in an extension of the exercise period of the Option for purposes of Treasury Regulation Section 1.409A-1(b)(5)(C)(1) or other guidance pertaining to the extension of a stock right promulgated under Section 409A of the Code. For clarification, an extension of the exercise period of an Option pursuant to this Section 6.3(g) may cause an Incentive Stock Option to cease to qualify as an Incentive Stock Option.

6.4 Incentive Stock Options.

(a) To the extent that the aggregate Fair Market Value Per Share of Shares with respect to which Incentive Stock Options granted under the Plan (and any other plans) are exercisable by a Participant for the first time during any calendar year exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Stock Options to the extent necessary so that such aggregate Fair Market Value Per Share of Shares subject to the Incentive Stock Option does not exceed $100,000. For purposes of the foregoing sentence, Incentive Stock Options shall be treated as Non-Qualified Stock Options according to the order in which they were granted such that the most recently granted Incentive Stock Options are first treated as Non-Qualified Stock Options.

(b) Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of Shares acquired upon exercise of an Incentive Stock Option within two years from the grant date of such Incentive Stock Option or within one year after the issuance of the Shares acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Corporation in writing as to the occurrence of the sale and the price realized upon the sale of such Shares.

7. Stock Appreciation Rights. Stock Appreciation Rights may be granted under this Plan from time to time. If Stock Appreciation Rights are granted they shall be upon the following terms and conditions, and such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Committee in its discretion shall deem desirable:

7.1 A Stock Appreciation Right may be granted in tandem with part or all of, in addition to, or completely independent of, an Option or any other Award under this Plan. A Stock Appreciation Right issued in tandem with a Non-Qualified Option may be granted at the time of grant of the related Option or at any time thereafter during the term of the Option. Any Stock Appreciation Right issued in tandem with an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.

7.2 Award Agreements for Stock Appreciation Rights shall conform to the requirements of this Plan and may contain such other provisions (including but not limited to, the permitted form of payment for the exercise of the Stock Appreciation Right, the requirement of employment for designated periods of time prior to exercise and the ability of the Committee to revoke Stock Appreciation Rights which are issued in tandem with Options without compensation to the Participant) as the Committee shall deem advisable. Except in the case of Substitute Awards or in connection with an adjustment provided in Section 13, the exercise price of a Stock Appreciation Right not issued in tandem with a Non-Qualified Option shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of one Share on the grant date of such Stock Appreciation Right.

7.3 Stock Appreciation Rights issued in tandem with Options shall be subject to the following:

(a) Stock Appreciation Rights shall be exercisable at such time or times and to the extent, but only to the extent, that the Option to which they relate shall be exercisable; provided, that, in the event that on the last business day of the term of an Stock Appreciation Right (i) the exercise of the Stock Appreciation Right is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain employees or directors of the Corporation due to the “black-out period” of a Corporation policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Corporation, the term of the Stock Appreciation Right shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement; provided, that, such extension does not result in an extension of the exercise period of the Stock Appreciation Right for purposes of Treasury Regulation Section 1.409A-1(b)(5)(C)(1) or other guidance pertaining to the extension of a stock right promulgated under Section 409A of the Code.

(b) Upon exercise of Stock Appreciation Rights the holder thereof shall be entitled to receive a number of Shares equal in aggregate value to the amount by which the Fair Market Value Per Share on the date of such exercise shall exceed the option price per Share of the related Option, multiplied by the number of Shares in respect of which the Stock Appreciation Rights shall have been exercised.

(c) All or any part of the obligation arising out of an exercise of Stock Appreciation Rights may, at the discretion of the Committee, be settled by the payment of cash equal to the aggregate value of the Shares (or a fraction of a Share) that would otherwise be delivered under Section 7.3(b).

(d) Upon exercise of Stock Appreciation Rights the unexercised tandem Options of the Participant shall automatically terminate upon the exercise of such Stock Appreciation Rights.

(e) Stock Appreciation Rights issued in tandem with Options shall automatically terminate upon the exercise of such Options.

8. Restricted Shares. Awards of Restricted Shares may be granted under this Plan from time to time. If Awards of Restricted Shares are granted they shall be upon the following terms and conditions and such additional terms and conditions, not inconsistent with the express provisions of this Plan, as the Committee in its discretion shall deem desirable:

8.1 Restricted Shares are Shares which are subject to such terms, conditions and restrictions as the Committee deems appropriate, which may include restrictions upon the sale, assignment, transfer or other disposition of the Restricted Shares and the requirement of forfeiture of the Restricted Shares upon termination of Continuous Service under certain specified conditions. The Committee may condition the lapsing of restrictions on part or all of an Award of Restricted Shares upon the attainment of specific performance goals or such other factors as the Committee may determine. Awards of Restricted Shares may be granted for no cash consideration or for such minimum consideration as may be required by applicable law.

8.2 Award Agreements for Restricted Shares shall conform to the requirements of this Plan, and may contain such other terms and conditions (including but not limited to, a description of a period during which the Participant may not transfer the Restricted Shares and limits on encumbering the Restricted Shares during such period) as the Committee shall deem desirable.

8.3 Any Restricted Shares issued hereunder may be evidenced in such manner, as the Committee, in its sole discretion, shall deem appropriate, including, without limitation, book entry registration or issuance of a stock certificate or certificates. If the Committee determines that Restricted Share certificates shall be held by the Corporation or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Corporation (a) an escrow agreement satisfactory to the Committee, if applicable and (b) the appropriate blank stock power with respect to the Restricted Shares covered by such agreement. If a Participant fails to execute an Award Agreement evidencing an Award of Restricted Shares and, if applicable, an escrow agreement and stock power, the Award shall be null and void.

8.4 Except as otherwise provided in this Plan or in the Award Agreement, the Participant shall have, with respect to Awards of Restricted Shares, all of the rights of a stockholder of the Corporation, including the right to vote the Restricted Shares and the right to receive any cash or stock dividends on such Restricted Shares; provided, however, that unless otherwise determined by the Committee, (a) the payment of cash dividends shall be deferred until the underlying Restricted Shares vest and, (b) in the event the underlying Restricted Shares are forfeited, such dividends will be forfeited at the time the underlying Restricted Shares are forfeited. Any reinvestment of deferred cash dividends shall be as determined by the Committee. Stock dividends issued with respect to Restricted Shares shall be Restricted Shares and shall be subject to the same terms, conditions and restrictions that apply to the Restricted Shares with respect to which such dividends are issued. Notwithstanding the provisions of this Section, cash dividends, stock and any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Shares that vest based on achievement of performance goals shall either (x) not be paid or credited or (b) be accumulated, shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Shares with respect to which such cash, stock or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.

9. Restricted Stock Units. Awards of Restricted Stock Units may be granted under this Plan from time to time. If Awards of Restricted Stock Units are granted they shall be upon the following terms and conditions and such additional terms and conditions, not inconsistent with the express provisions of this Plan, as the Committee in its discretion shall deem desirable:

9.1 A Restricted Stock Unit represents the right to receive a payment in cash, Shares or a combination thereof equivalent in value to one Share on the date of payment of the Restricted Stock Unit. No Shares shall be issued at the time a Restricted Stock Unit is granted, and the Corporation will not be required to set aside a fund for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. At the discretion of the Committee, each Restricted Stock Unit (representing one Share) may be credited with cash and stock dividends paid by the Corporation in respect of one Share and, unless otherwise determined by the Committee, such dividend equivalents shall be deferred until the underlying Restricted Stock Units vest, and (b) in the event the underlying Restricted Stock Units are forfeited, such dividend equivalents will be forfeited at the time the underlying Restricted Stock Units are forfeited. Dividend equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in Shares having a Fair Market Value equal to the amount of such dividend equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit. Notwithstanding the provisions of this Section, cash dividends, stock and any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Unit that vests based on achievement of performance goals shall either (x) not be paid or credited or (b) be accumulated, shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock Unit with respect to which such cash, stock or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.

9.2 Award Agreements for Restricted Stock Units shall conform to the requirements of this Plan, and may contain such other terms and conditions as the Committee shall deem desirable.

10. Performance Awards. The Committee shall have the authority, at the time of grant of any Award described in this Plan, to designate such Award as a Performance Award in order to qualify such Award as “performance-

based compensation” under Section 162(m) of the Code. In addition, the Committee shall have the authority to make an Award of a cash bonus to any Participant and designate such Award as a Performance Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.

10.1 Eligibility. To the extent required under Section 162(m) of the Code, the Committee shall, within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period. However, designation of a Participant eligible to receive an Award hereunder for a Performance Period shall not in any manner entitle the Participant to receive payment in respect of any Performance Award for such Performance Period. The determination as to whether or not such Participant becomes entitled to payment in respect of any Performance Award shall be decided solely in accordance with the provisions of this Section 10. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Performance Period shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Performance Period and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such period or in any other period. In the event that applicable tax and/or securities laws change to permit the Committee discretion to alter the governing Performance Criteria without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

10.2 Discretion of Committee with Respect to Performance Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period (provided any such Performance Period shall be not less than one fiscal quarter in duration), the type(s) of Performance Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply to the Corporation and the Performance Formula. The Committee also has the authority to provide for accelerated vesting of any Performance Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph to the extent permitted under Section 162(m) of the Code. Within the first 90 days of a Performance Period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), the Committee shall, with regard to the Performance Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 10.2 and record the same in writing.

10.3 Payment of Performance Awards.

(a) Condition to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Corporation on the last day of a Performance Period to be eligible for payment in respect of a Performance Award for such Performance Period.

(b) Limitation. A Participant shall be eligible to receive payment in respect of a Performance Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Award has been earned for the Performance Period.

(c) Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing the amount of the Performance Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Award for the Performance Period and, in so doing, may apply Negative Discretion in accordance with Section 10.3(d), if and when it deems appropriate.

(d) Use of Discretion. In determining the actual size of an individual Performance Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Award earned under the Performance Formula in the Performance Period through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate; provided, that, the exercise of such discretion would not cause the Performance Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code. The Committee shall not have the discretion to (A) grant or provide payment in respect of Performance Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained or (B) increase a Performance Award above the maximum amount payable under Section 10.3(f).

(e) Timing of Award Payments. Performance Awards granted for a Performance Period shall be paid to Participants as set forth in the applicable Award Agreement, but in no event prior to the completion of the certifications required by Section 10.3(c).

(f) Maximum Award Payable. Notwithstanding any provision in the Plan to the contrary, during any calendar year no Participant may be granted Performance Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash under which more than $2,000,000 may be earned for each twelve (12) months in the Performance Period. With respect to other Performance Awards, the Award limits set forth in Section 5 shall apply (subject to adjustment as set forth in Section 13). Furthermore, any Performance Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (A) with respect to a Performance Award that is payable in cash, by a measuring factor for each fiscal year greater than a reasonable rate of interest set by the Committee or (B) with respect to a Performance Award that is payable in Shares, by an amount greater than the appreciation of a Share from the date such Award is deferred to the payment date. Each of the limitations in this Section 10.3(f) shall be multiplied by two (2) with respect to Awards granted to a Participant during the first calendar year in which the Participant commences employment with the Corporation and its subsidiaries.

(g) Stockholder Approval and Re-approval Required. Unless the Corporation submits this Section 10 and the definition of “Performance Goal” and “Performance Criteria” to the Corporation’s stockholders at the first shareholder meeting that occurs in the fifth year following the year in which the Plan was last approved by shareholders (or any earlier meeting designated by the Board), and such stockholder approval is obtained, then no further Performance Awards shall be made to Covered Employees under this Section 10 after the date of the applicable stockholders’ meeting, but the Plan may continue in effect for Awards to Participants not in accordance with Section 162(m) of the Code.

(h) Dividends. Notwithstanding the provisions of this Section, cash dividends, stock and any other property (other than cash) distributed as a dividend or otherwise with respect to any Performance Award shall either (i) not be paid or credited or (ii) be accumulated, shall be subject to restrictions and risk of forfeiture to the same extent as the Performance Award with respect to which such cash, stock or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.

11. Director Awards. With respect to each calendar year, the Board shall determine the amount, type and combination of Awards, if any, to be granted to each Director, which may consist of any type and/or any combination of Awards authorized under the Plan subject to the following limits: (a) the maximum number of Shares subject to Awards granted to any Director during any single calendar year shall not exceed 500,000 with respect to Awards of Options and/or Stock Appreciation Rights, and (b) the maximum number of Shares subject to Awards granted to any Director during any single calendar year shall not exceed 500,000 with respect to Awards of Restricted Shares, Restricted Stock Units and/or Other Awards; provided, however, that the limitations of this Section 11 shall be multiplied by two (2) with respect to Awards granted in the first year a person becomes a Director.

12. Other Awards.

12.1 Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan, and such Other Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. Other Awards may be paid in Shares, cash or any other form of property, as the Committee shall determine. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees, Consultants and Directors to whom and the time or times at which such Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards. The provisions of Other Awards need not be the same with respect to each recipient.

12.2 Shares (including securities convertible into Shares) subject to Awards granted under this Section 12 may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Shares (including securities convertible into Shares) purchased pursuant to a purchase right awarded under this Section 12 shall be purchased for such consideration as the Committee shall determine in its sole discretion, which, except in the case of Substitute Awards, shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is awarded.

13. Adjustments Upon Changes in Capitalization.

13.1 In the event of changes in the outstanding Shares or in the capital structure of the Corporation by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the grant date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, the maximum number of Shares subject to all Awards stated in Section 5 and the maximum number of Shares with respect to which any one person may be granted Awards during any period stated in Section 5, Section 10.3(f) and Section 11 will be equitably adjusted or substituted, as to the number, price or kind of a Share or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award and taking applicable tax and accounting treatment into account. In the case of adjustments made pursuant to this Section 13.1, unless the Committee specifically determines that such adjustment is in the best interests of the Corporation or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 13.1 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-Qualified Stock Options, ensure that any adjustments under this Section 13.1 will not constitute a modification of such Non-Qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 13.1 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act.

13.2 The existence of an Award under this Plan shall not affect in any way the right or power of the Corporation or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business, or any merger or consolidation of the Corporation, or any issue of bonds, debentures, preferred or prior preference stocks, or loan notes ahead of or affecting the Shares or rights thereunder or convertible thereto, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

14. Change in Control.

14.1 Definition of Change in Control. For purposes of the Plan, the term “Change in Control” means, subject to Section 14.2 below, the first to occur of the following events:

(a) The acquisition by any person of Beneficial Ownership of 50% or more (on a fully diluted basis) of either (i) the then outstanding Shares of the Corporation, taking into account as outstanding for this purpose Shares issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Shares or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Corporation or any Affiliate, (B) any acquisition by any employee benefit plan sponsored or maintained by the Corporation or any subsidiary, (C) any acquisition which complies with clauses, (i), (ii) and (iii) of subsection (e) of this definition or (D) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant);

(b) The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its subsidiaries, taken as a whole, to any person that is not a subsidiary of the Corporation;

(c) The Incumbent Directors cease for any reason to constitute at least a majority of the Board;

(d) The date which is 10 business days prior to the consummation of a complete liquidation or dissolution of the Corporation; or

(e) The consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Corporation that requires the approval of the Corporation’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the entity resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Corporation (the “Parent Corporation”), is represented by the Outstanding Corporation Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Corporation Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Corporation Voting Securities among the holders thereof immediately prior to the Business Combination; (ii) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Corporation (or the analogous governing body) (or, if there is no Parent Corporation, the Surviving Corporation); and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

14.2 Excluded Transactions. Anything to the contrary herein notwithstanding, an event that falls within the definition of “Change in Control,” as set forth above, shall not be deemed to be a Change in Control for purposes of the payment or settlement of Awards constituting non-qualified deferred compensation under Section 409A of the Code unless such event constitutes a “change in the ownership of the Corporation,” a “change in the effective control of the Corporation,” or a “change in the ownership of a substantial portion of the Corporation’s assets” within the meaning of Section 409A of the Code (using the default definitions therein); and, in determining whether there has been a Change in Control, the provisions of Section 14.1 shall be applied and construed in a manner consistent with Section 409A of the Code, including, without limitation, the references to “persons acting as a group” as set forth in Treasury Regulation Section 1.409A-3(i)(5).

14.3 Effect of Change in Control. In the event of a Change in Control, the Committee may, to the extent determined by the Committee to be permitted under Section 409A of the Code, but shall not be obligated to: (a) provide that any outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions may, in whole or in part, automatically be deemed vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to such Change in Control, (b) cancel any Award in exchange for an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of, or realization of the Participant’s rights under, the portion of such Award (assuming that the entire Award was vested immediately prior to the Change in Control), provided that if the amount that could have been obtained upon the exercise or settlement of or realization of the Participant’s rights under such Award (assuming that the entire Award was vested immediately prior to the Change in Control), in any case, is equal to or less than zero, then the Award may be terminated without payment; (c) provide for the assumption of existing Awards or the issuance of substitute awards that will preserve in no less favorable a manner the otherwise applicable terms of any outstanding Award previously granted hereunder, as determined by the Committee in its sole discretion; and/or (d) provide that for a period of at least ten business days prior to the Change in Control, any Options and/or Stock Appreciation rights shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change in Control, such Options and/or Stock Appreciation Rights shall terminate and be of no further force and effect. For the avoidance of doubt, the Committee may treat individual Participants and Awards (or portions thereof) differently under this Section 14.3. For clarification, any actions taken to accelerate vesting pursuant to this Section 14.3 shall be contingent on the consummation of the transaction constituting a Change in Control.

15. Effect of the Plan On Right to Continued Employment and Interest in Particular Property.

(a) None of the existence of this Plan, any Awards granted pursuant hereto or any Award Agreement shall create any right to continued employment of any Participant by the Corporation or its Subsidiaries. No Participant shall have, under any circumstances, any interest whatsoever, vested or contingent, in any particular property or asset of the Corporation or in any particular Share or Shares of the Corporation that may be held by the Corporation (other than Restricted Shares held by a custodian) by virtue of any Award. A Participant may be granted additional Awards under this Plan under such circumstances and at such times as the Committee may determine; provided, however, that no participant shall be entitled to any Award in the absence of a specific grant by the Committee of an Award, notwithstanding the prior grant of an Award to such Participant. For purposes of clarification, Awards granted under the Plan shall not guarantee employment or any service relationship for the length of all, or any portion, of the vesting schedule of the underlying Awards.

(b) This Plan shall not be deemed a substitute for, and shall not preclude the establishment or continuation of any other plan, practice or arrangement that may now or hereafter be provided for the payment of compensation, special awards or benefits to directors, officer, employees, consultant and agents of the Corporation and its Affiliates generally, or to any class or group of employees, including without limitation, any retirement, pension, excess benefit, thrift, savings, profit-sharing, insurance, long-term disability, health care plans or other employee benefit plans. Any such arrangements may be authorized by the Corporation and payment thereunder made independently of this Plan. No income of a Participant attributable to this Plan shall be included in the Participant’s earnings for purposes of any benefit plan in which the Participant may be eligible to participate, unless specifically provided otherwise in such other plan.

16. Withholding Taxes. The Corporation shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for the payment of such taxes. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any foreign, federal, state or local tax withholding obligation relating to the exercise or acquisition of Shares under an Award by any of the following means (in addition to the Corporation’s right to withhold from any compensation paid to the Participant by the Corporation) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Corporation to withhold Shares from the Shares otherwise issuable to the Participant as a result of the exercise or acquisition of Shares under the Award, provided, however, that no Shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to the Corporation previously owned and unencumbered Shares.

17. Deferrals. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of Shares or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

18. Awards and Certificates; Stockholder Rights. Shares issued under the Plan shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to such Award unless and until such Participant has satisfied all requirements to receive Shares pursuant to such Award.

19. Securities Law Compliance; Legends. Each Award Agreement shall provide that no Shares shall be purchased or sold thereunder unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Corporation and its counsel and (b) if required to do so by the Corporation, the Participant has executed and delivered to the Corporation a letter of investment intent in such form and containing such provisions as the Committee may require. The Corporation shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell Shares upon exercise of the Awards; provided, however, that this undertaking shall not require the Corporation to register under the Securities Act the Plan, any Award or any Shares issued or issuable pursuant to any such Award. If, after reasonable efforts, the Corporation is unable to obtain from any such regulatory commission or agency the authority which counsel for the Corporation deems necessary for the lawful issuance and sale of Shares under the Plan, the Corporation shall be relieved from any liability for failure to issue and sell Shares upon exercise of such Awards unless and until such authority is obtained. Certificates for such Shares (if any) may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

20. Amendments.

20.1 Plan and Award Amendments. The Board may at any time prior to the Plan Termination Date modify, terminate, amend or, suspend the Plan and/or any Award Agreement granted thereunder in any respect; provided, however, that stockholder approval shall be obtained if such approval is required by law or is necessary to comply with regulations promulgated by the Securities and Exchange Commission under Section 16(b) of the Exchange Act or with Section 422 of the Code or, with respect to Performance Awards, Section 162(m) of the Code, the regulations promulgated by the Treasury Department thereunder, or with the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded and, provided further that, subject to the terms of Section 14, no amendment, modification, termination or suspension of the Plan and/or any Award Agreement shall in any manner materially adversely affect any Award theretofore granted under the Plan, without the consent of the Participant holding such Award, except that no such consent shall be required if the Committee determines in its sole discretion that such amendment, modification or termination is required or advisable in order for the Corporation, the Plan or the Award to satisfy any applicable law or regulation, stock exchange rule, over-the-counter market rule, or to meet the requirements of any intended accounting treatment under generally accepted accounting principles. Notwithstanding the foregoing, the Board may (but shall not be required to) amend the Plan and/or any Award without obtaining the consent of any Participant to the extent necessary (as determined by the Committee in its sole discretion) to meet the requirements of Section 409A of the Code and the guidance issued thereunder such that the additional taxes and penalties set forth in Section 409A(a)(i)(B) of the Code will not apply to transactions contemplated by the Plan or any Participant’s Award Agreement with respect to an Award or shares underlying such Award. The Corporation and its Affiliates and their respective employees, officers and directors shall have no liability whatsoever for or in respect of any decision to take action to attempt to so comply with Code Section 409A, any omission to take such action or for the failure of any such action taken by the Corporation to so comply.

20.2 Award Amendments. Subject to the terms and conditions and within the limitations of this Plan (including Section 20.1 above), the Committee may amend, cancel, modify, or extend outstanding Awards granted under this Plan.

21. Effective Date of Plan; Expiration of the Plan. The Plan shall become effective as May 22, 2014 (the “Effective Date”) subject to the approval of the Plan by the Corporation’s stockholders. The Plan shall terminate automatically on the tenth anniversary of the Effective Date (the “Plan Termination Date”), unless earlier terminated pursuant to Section 20. No Award shall be granted pursuant to the Plan after the Plan Termination Date or after an earlier termination of the Plan or during any suspension pursuant to Section 20, but Awards theretofore granted shall remain outstanding until they have vested, been exercised, or terminated or have expired by their respective terms.

22. Miscellaneous Provisions.

22.1 Awards in Various Countries. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Corporation intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Corporation’s obligation with respect to tax equalization for Participants on assignments outside their home countries.

22.2 Transferability. Except as provided below, no Award and no Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award without consideration (each transferee thereof, a “Permitted Assignee”) (i) to the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders or (iv) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Corporation evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Corporation shall cooperate with any Permitted Assignee and the Corporation transfer agent in effectuating any transfer permitted under this Section.

22.3 Cancellation of Awards. Except as otherwise provided in this Plan or in applicable Award Agreements, the terms of which need not be uniform among Participants, if a Participant’s Continuous Service ceases (regardless of the reason therefor), all of such Participant’s unexercised Awards and Awards on which there are restrictions shall be immediately canceled.

22.4 Governing Law. This Plan, its administration and all Awards granted hereunder, the terms and provisions of any related Award Agreements and the rights of all Participants shall be governed and interpreted in accordance with the laws of Delaware, U.S.A.

22.5 Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Corporation and/or its Affiliates.

22.6 Clawback. Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Corporation pursuant to any such law, government regulation or stock exchange listing requirement).

22.7 Unfunded Plan. The Plan shall be unfunded. Neither the Corporation, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

22.8 Delivery. Upon exercise of a right granted under this Plan, the Corporation shall issue Shares or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Corporation may otherwise have, for purposes of this Plan, forty-five (45) days shall be considered a reasonable period of time.

22.9 Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts constituting “deferred compensation” pursuant to Section 409A of the Code that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6)-month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month period following the Participant’s separation from service (or the Participant’s death, if earlier).

22.10 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Corporation during the Participant’s lifetime.

22.11 Expenses. The costs of administering the Plan shall be paid by the Corporation.

22.12 Severability. If any provision of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

22.13 Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

22.14 Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

22.15 Dividend Equivalent Payments. Dividend equivalent payments shall not be awarded or payable with respect to any Option or Stock Appreciation Right.

Fuel Tech, Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 22, 2014.

Vote by Internet • Go to www.envisionreports.com/FTEK • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - Douglas G. Bailey	☐	☐	02 - Miguel Espinosa	☐	☐	03 - W. Grant Gregory	☐	☐

04 - Thomas L. Jones	☐	☐	05 - George F. MacCormack	☐	☐	06 - Thomas S. Shaw, Jr.	☐	☐

07 - Delbert L. Williamson	☐	☐	08 - Dennis L. Zeitler	☐	☐

	For	Against	Abstain
2. Proposal to approve the Fuel Tech, Inc. 2014 Long-Term Incentive Plan	☐	☐	☐

	For	Against	Abstain
3. Proposal to ratify the appointment of McGladrey LLP as Fuel Tech’s independent registered public accounting firm	☐	☐	☐

4. Proposal to conduct an advisory vote on executive compensation	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01SWQB

2014 Annual Meeting

2014 Annual Meeting of

Fuel Tech, Inc. Stockholders

May 22, 2014 at 10:00 a.m.

27601 Bella Vista Parkway,

Warrenville, Illinois 60555

‚ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ‚

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Proxy — FUEL TECH, INC.

Notice of 2014 Annual Meeting of Stockholders

27601 Bella Vista Parkway, Warrenville, Illinois 60555

Proxy Solicited by Board of Directors for Annual Meeting — May 22, 2014

Douglas G. Bailey and Albert G. Grigonis, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Fuel Tech, Inc. to be held on May 22, 2014 at 10 a.m. or at any postponement or adjournment thereof.

The Board of Directors recommends a vote for the election as director of each of the nominees and for approval of each other agenda item, and, if no direction is given, this proxy will be voted for all nominees and for such other items.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)